 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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[   ]       Definitive Additional Materials

[   ]       Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

PREMIERE GLOBAL SERVICES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Premiere Global Services, Inc.

3280 Peachtree Road, N.E.

The Terminus Building

Suite 1000

Atlanta, Georgia 30305

April 23, 2012

Dear Fellow Shareholders:

On behalf of the board of directors and management of Premiere Global Services, Inc., you are cordially invited to our 2012 annual meeting of shareholders to be held on Wednesday, June 13, 2012, at 10:00 a.m. local time at the Antlers Hilton Hotel, 4 South Cascade Avenue, Colorado Springs, Colorado 80903.

As described in the accompanying notice of annual meeting and proxy statement, at this year’s annual meeting, in addition to the election of all of our directors and ratification of our independent auditors for 2012, you will be asked to approve, on a non-binding, advisory basis, the compensation of our named executive officers. Our board’s recommendation on these items is set forth in the proposals, and your support is important.

This year, we are pleased to begin using the Securities and Exchange Commission rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to many of our shareholders a Notice of Internet Availability of Proxy Materials on how to access this proxy statement and our 2011 annual report over the Internet. The Notice of Internet Availability of Proxy Materials also contains instructions on how shareholders can receive a paper copy of our proxy materials. We believe that utilizing this delivery process expedites receipt of proxy materials for our shareholders and reduces the environmental impact and costs of printing and distributing our proxy materials.

It is important that your stock be represented at our annual meeting regardless of the number of shares you hold. Whether or not you plan to attend the meeting in person, please take the time to vote and submit your proxy over the Internet, by telephone or by mail if you received paper copies of the proxy materials. As explained in the attached proxy statement, you may withdraw your proxy at any time before it is actually voted at the meeting.

If you plan to attend our annual meeting, please check the proxy card in the space provided or let us know when you vote by telephone or via the Internet, which will enable us to expedite your admittance and assist us with meeting preparations. If your shares are not registered in your own name and you would like to attend the meeting, please ask the broker, trust, bank or other nominee who holds the shares to provide you with evidence of your share ownership, which will enable you to gain admission to the meeting.

Sincerely,

/s/ Boland T. Jones

Boland T. Jones

Chairman of the Board and

Chief Executive Officer

Premiere Global Services, Inc.

3280 Peachtree Road, N.E.

The Terminus Building

Suite 1000

Atlanta, Georgia 30305

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held on June 13, 2012

TO OUR SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that the 2012 annual meeting of shareholders of Premiere Global Services, Inc. will be held at the Antlers Hilton Hotel, 4 South Cascade Avenue, Colorado Springs, Colorado 80903, on Wednesday, June 13, 2012, at 10:00 a.m. local time, for the purposes of:

1.	electing all seven members of our board of directors for one-year terms;

2.	holding an advisory vote to approve the compensation of the Company’s named executive officers;

3.	ratifying the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2012; and

4.	transacting such other business as may properly come before the annual meeting or any adjournments thereof.

Information relating to the foregoing matters is set forth in the attached proxy statement. Shareholders of record at the close of business on April 5, 2012 are entitled to receive notice of and to vote at our annual meeting and any adjournments thereof.

By Order of the Board of Directors,

/s/ Scott Askins Leonard

Scott Askins Leonard

Secretary

Atlanta, Georgia

April 23, 2012

This proxy statement and our 2011 annual report are available at www.ar2011.pgi.com.

PLEASE READ OUR PROXY STATEMENT AND PROMPTLY VOTE OVER THE INTERNET OR BY TELEPHONE. IF YOU RECEIVED A PAPER COPY OF PROXY MATERIALS, YOU MAY SUBMIT YOUR PROXY BY COMPLETING, SIGNING, DATING AND RETURNING YOUR PROXY OR VOTING INSTRUCTION CARD IN THE PRE-ADDRESSED ENVELOPE PROVIDED. IF YOU VOTE OVER THE INTERNET OR BY TELEPHONE, PLEASE DO NOT RETURN YOUR PROXY OR VOTING INSTRUCTION CARD. YOU CAN SPARE US THE EXPENSE OF FURTHER PROXY SOLICITATION BY PROMPTLY VOTING OVER THE INTERNET OR BY TELEPHONE OR BY RETURNING YOUR PROXY OR VOTING INSTRUCTION CARD. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU SO DESIRE.

Proxy Statement Summary

This summary highlights certain key disclosures in our proxy statement. It does not contain all of the information that you should consider carefully before voting. You should read this entire proxy statement and our 2011 annual report on Form 10-K available at www.ar2011.pgi.com for more complete information.

Annual Meeting of Shareholders

Date:	Wednesday, June 13, 2012
Time:	10:00 a.m., local time (MT)
Location:	Antlers Hilton Hotel
4 South Cascade Avenue
Colorado Springs, Colorado 80903
Record Date:	April 5, 2012

Corporate Governance

Director Nominees:

Name	Independent	Director Since
Boland T. Jones	Chairman	Founder
Wilkie S. Colyer	√*	March 2004
K. Robert Draughon	√	August 2011
John R. Harris	√	November 2003
W. Steven Jones	√	April 2007
Raymond H. Pirtle, Jr.	√	June 1997
J. Walker Smith, Jr.	√	June 2001

* Presiding Independent Director

Director Term: One year

Board Committees: Audit

Compensation

Nominating and Governance

Board Communications:

Premiere Global Services, Inc.

c/o Secretary

3280 Peachtree Road, N.E.

The Terminus Building, Suite 1000

Atlanta, Georgia 30305

Corporate Governance Materials: www.pgi.com/us/en/company/investors/governance

Certain Related Party Transactions: None

Proposals and Board Recommendations

Proposal	Recommendation
Election of Directors	FOR ALL NOMINEES
Advisory Vote to Approve the	FOR
Compensation of our Named
Executive Officers
Ratification of Ernst & Young	FOR
as 2012 Auditors

Shareholder Proposals:	None

Executive Compensation
Company Performance:	Three-year high for revenues
and earnings

Total Shareholder Return:	25% year-over-year stock price
price increase from 2010

CEO Total Compensation:	64% decrease in total reported
compensation, as reflected in
the Summary Compensation
Table

Response to 2011 Say on Pay Vote:

Conducted substantial shareholder outreach efforts

Renewed commitment to pay-for-performance

Eliminated excise tax gross-ups

Implemented stock ownership guidelines

Adopted incentive compensation recovery policy

Engaged new independent compensation consultant

Enhanced CD&A disclosure

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PREMIERE GLOBAL SERVICES, INC.

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 13, 2012

This proxy statement is furnished to the shareholders of Premiere Global Services, Inc., a Georgia corporation, in connection with the solicitation of proxies by our board of directors for use at our annual meeting of shareholders and at any adjournments thereof. Our annual meeting will be held on Wednesday, June 13, 2012, at 10:00 a.m. local time, at the Antlers Hilton Hotel, 4 South Cascade Avenue, Colorado Springs, Colorado 80903.

The approximate date on which we are first mailing the Notice of Internet Availability of Proxy Materials and making proxy materials available on the Internet to shareholders is April 30, 2012.

GENERAL INFORMATION

Why am I receiving these materials?

You have received these proxy materials because our board of directors is soliciting your proxy to vote your shares at our 2012 annual meeting. The proxy statement includes information that we are required to provide you under Securities and Exchange Commission, or SEC, rules and is designed to assist you in voting your shares.

Why did I receive a notice regarding the Internet availability of the proxy materials instead of a full set of proxy materials?

This year, we are pleased to use the SEC rule that allows us to furnish our proxy materials over the Internet rather than sending a full set of these materials by mail. All shareholders receiving the Notice of Internet Availability of Proxy Materials will have the ability to access the proxy materials and vote over the Internet or request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the notice of annual meeting and below.

How can I access the proxy materials over the Internet or obtain a paper copy?

This proxy statement and our 2011 annual report are available at www.ar2011.pgi.com. You may obtain additional copies of this proxy statement and our 2011 annual report without charge upon written request to Investor Relations, Premiere Global Services, Inc., 3280 Peachtree Road, N.E., Suite 1000, Atlanta, Georgia 30305 or via the Internet at http://www.pgi.com/us/en/company/investors/materials-request/.

Only one copy of the Notice of Internet Availability of Proxy Materials is being delivered to shareholders sharing an address unless we have received contrary instructions from you and you do not participate in the electronic delivery of proxy materials. This process, known as “householding,” reduces the volume of duplicate information shareholders receive and helps reduce our printing and mailing expenses. We will deliver promptly upon oral or written request a separate copy of the Notice of Internet Availability of Proxy Materials, this proxy statement or annual report, as applicable, to any shareholder. If you prefer to receive a separate copy, please write to us at the address set forth below under “Corporate Governance Matters — Communications with the Board of Directors,” and a separate copy will be promptly sent to you. If you are the beneficial owner but not the record holder of shares of our stock, please contact your broker, bank or other nominee directly. If you are currently receiving multiple copies and wish to receive one copy of the proxy materials, please write to us at the address set forth below under “Corporate Governance Matters – Communications with the Board of Directors.”

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What should I do if I receive more than one notice about the Internet availability of the proxy materials or more than one paper copy of the proxy materials?

You may receive more than one Notice of Internet Availability of Proxy Materials or more than one paper copy of the proxy materials, including multiple proxy or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate Notice of Internet Availability of Proxy Materials or a separate voting instruction card for each account in which you hold your shares. If you are a shareholder of record and your shares are registered in more than one name, you may receive more than one Notice of Internet Availability of Proxy Materials or more than one proxy card. To vote all of your shares by proxy, you must complete, sign, date and return each proxy or voting instruction card that you receive or vote over the Internet the shares represented by each Notice of Internet Availability of Proxy Materials that you receive.

What is included in the proxy materials?

The proxy materials include this proxy statement for our 2012 annual meeting of shareholders and our 2011 annual report, which includes our annual report on Form 10-K for the fiscal year ended December 31, 2011. If you receive a paper copy of these materials by mail, they also include a proxy or voting instruction card.

What am I voting on?

You will be voting on the following items:

•	election to the Board of Directors of the seven individuals named in “Election of Directors” below;

•	an advisory vote to approve the compensation of our named executive officers, also referred to as “say-on-pay”

•	ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2012; and

•	transaction of any other business properly brought before the meeting.

Our board of directors is not aware of any other matters to be brought before the meeting. If other matters are properly raised at the meeting, the persons named as proxies may vote any shares represented by proxy in their discretion.

What are the board’s vote recommendations?

Our board recommends that you vote your shares “FOR” all of the nominees for election as directors, “FOR” the approval of the compensation of our named executive officers and “FOR” the ratification of the appointment of Ernst & Young as our independent registered public accounting firm.

Who is entitled to vote?

You may vote if you owned shares of the Company’s common stock as of the close of business on April 5, 2012, the record date for the meeting. Each share of common stock is entitled to one vote on each matter presented for a vote of the shareholders. On the record date, 50,185,721 shares of our common stock were outstanding and eligible to be voted at the annual meeting.

How do I vote before the meeting?

If you are a registered shareholder, you have three options for voting before the meeting:

•	over the Internet, at www.proxyvote.com, by following the instructions on the Notice of Internet Availability of Proxy Materials or proxy or voting instruction card;
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•	if you received a paper copy of proxy materials and a proxy or voting instruction card, you may vote by telephone, by dialing 1-800-690-6903; or

•	by completing, dating, signing and returning a proxy or voting instruction card by mail.

If you vote over the Internet or by telephone, please do not return your proxy card.

If you hold your shares in “street name” through an account with a bank or broker, your ability to vote over the Internet or by telephone depends on the voting procedures of your bank or broker. Please follow the directions that your bank or broker provides.

May I vote at the meeting?

Yes. If you are a registered shareholder, you may vote your shares at the meeting if you attend in person. If you hold your shares through an account with a bank or broker, you must obtain instructions from the bank or broker in order to vote at the meeting. You must have photo identification and proof of ownership of your shares. Even if you plan to attend the meeting, we encourage you to vote your shares before the meeting.

May I revoke my proxy and/or change my vote?

Yes, except that any change to your voting instructions for the 401(k) plan must be provided by 11:59 p.m., Eastern Time, on June 10, 2012. Otherwise, you may revoke your proxy and/or change your vote at any time before the polls close at the conclusion of voting at the meeting. You may do this by:

•	signing another proxy card with a later date and delivering it to us before the meeting;

•	voting again over the Internet or by telephone prior to 11:59 p.m., Eastern Time, on June 12, 2012;

•	voting at the meeting if you are a registered shareholder or have obtained instructions from your bank or broker; or

•	notifying the company’s Secretary in writing before the meeting.

What if I sign and return my proxy but do not provide voting instructions?

Proxies that are signed, dated and returned but do not contain voting instructions will be voted:

•	“FOR” all of the nominees for election as directors;

•	“FOR” the advisory proposal to approval the compensation of our named executive officers;

•	“FOR” the ratification of the appointment of Ernst & Young as our independent registered public accounting firm; and

•	on any other matters properly brought before the meeting, in accordance with the discretion of the named proxies.

If your shares are held through an account with a bank or broker, see below.

Will my shares be voted if I do not provide my proxy or voting instruction card?

If you are a registered shareholder and do not provide a proxy by voting over the Internet, by telephone or by signing and returning a proxy or voting instruction card, you must attend the meeting in order to vote.

If you hold shares through an account with a bank or broker, the voting of the shares by the bank or broker when you do not provide voting instructions is governed by the rules of the NYSE. These rules allow banks and

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brokers to vote shares in their discretion on “routine” matters for which their customers do not provide voting instructions. On matters considered “non-routine,” banks and brokers may not vote shares without your instruction. Shares that banks and brokers are not authorized to vote are referred to as “broker non-votes.”

The ratification of Ernst & Young as our independent registered public accounting firm for 2012 is considered a routine matter. Accordingly, banks and brokers may vote shares on these proposals without your instructions, and there will be no broker non-votes with respect to this proposal.

The other proposals, the election of directors and the say-on-pay proposal, will be considered non-routine, therefore, banks and brokers cannot vote shares on those proposals without your instructions. Please note that if you want your vote to be counted on these proposals, you must instruct your bank or broker how to vote your shares. If you do not provide voting instructions, no votes will be cast on your behalf with respect to those proposals.

How many shares must be present to hold the meeting?

In order for us to conduct the meeting, holders of a majority of our outstanding shares of common stock as of the close of business on April 5, 2012 must be present in person or by proxy, which is referred to as a “quorum.” Your shares are counted as present if you attend the meeting and vote in person or if you properly return a proxy over the Internet, by telephone or by mail. Abstentions and broker non-votes will be counted for purposes of establishing a quorum. If a quorum is not present at the meeting, the meeting may be adjourned from time to time until a quorum is present.

How many votes are needed to approve the proposals?

With respect to the election of directors, each director must be elected by a plurality of the votes cast by the shares entitled to vote and present at the meeting, which means that the nominees who receive the highest number of affirmative votes cast will be elected. Shareholders may vote ‘‘for’’ all of the director nominees, ‘‘withhold’’ authority to vote for all of the nominees or “withhold” authority to vote for any individual nominee but vote for another nominee.

The ratification of Ernst & Young as the Company’s independent registered public accounting firm and the advisory vote to approve the compensation of our named executive officers require a majority of votes cast to be approved, which means that the number of “for” votes exceeds the number of “against” votes. While the say-on-pay vote is advisory in nature and is not binding on the Company even if approved by the majority of votes cast, our compensation committee and board will consider the results of the voting on this proposal in formulating future executive compensation policy. Shareholders may vote ‘‘for,’’ ‘‘against” or “abstain” from voting on these proposals.

A proxy marked “abstain” with respect to any proposal will not have any effect on the outcome of the vote on that proposal. Similarly, broker non-votes will not be counted as votes cast with respect to any proposal and, therefore, will not have any effect on the outcome of the vote on that proposal.

How will the company solicit proxies?

In addition to soliciting proxies directly, we have requested brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record by them. We also may solicit proxies through our directors, officers and employees in person and by telephone, facsimile and electronic means, without payment of additional compensation to such persons. All expenses incurred in connection with the solicitation of proxies will be borne by us. We have retained Innisfree M&A Incorporated in the solicitation of proxies for a fee of approximately $10,000 plus expenses.

Where and when will I be able to find the voting results?

You can find the official results of voting at the meeting in our current report on Form 8-K to be filed within four business days after the meeting. If the official results are not available at that time, we will provide

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preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

How do I submit a proposal for inclusion in the company’s proxy statement for 2013?

Under Rule 14a-8(e) of the Exchange Act, proposals of shareholders intended to be presented at the 2013 annual meeting of shareholders must be received by us on or before December 24, 2012 to be eligible for inclusion in our proxy statement and proxy card related to that meeting. Only proper proposals under Rule 14a-8 of the Exchange Act that are timely received will be included in the proxy statement and proxy card for our 2013 annual meeting of shareholders.

Our bylaws provide that shareholders seeking to bring business before a meeting of shareholders must provide notice thereof not less than 120 nor more than 150 calendar days before the first anniversary of the date of our notice of annual meeting sent to shareholders in connection with the previous year’s annual meeting, and, in such notice, provide to us certain information relating to the proposal. Any shareholder proposal received at our principal executive offices before November 24, 2012 or after December 24, 2012 will be considered untimely and, if presented at the 2013 annual meeting of shareholders, the proxy holders will be able to exercise discretionary authority to vote on any such proposal to the extent authorized by Rule 14a-4(c) promulgated under the Exchange Act.

For information regarding a shareholder’s submission of a director nominee candidate to the nominating and governance committee or a shareholder’s director nomination for election at an annual meeting, see “Corporate Governance Matters — Shareholder Director Nominations.”

CORPORATE GOVERNANCE MATTERS

Our board of directors believes that good corporate governance practices lead to successful business performance. Our corporate governance practices are designed to align the interests of our board and management with those of our shareholders and to promote integrity throughout our company. Some highlights of our corporate governance practices include the following:

•	Six of our seven board members are independent, and all of our board committee members are independent, as defined by NYSE listing standards and our more exacting independence guidelines;

•	Our board appointed a presiding independent director to chair executive sessions of independent directors without management present, who also functions as a liaison between independent directors and our Chairman of the Board and other members of management;

•	Our board has adopted clear corporate governance guidelines and a code of conduct and ethics that applies to our directors, officers and employees;

•	We maintain a hotline available to all of our employees, and our audit committee has procedures in place for the confidential, anonymous submission of employee concerns relating to accounting, internal controls over financial reporting or audit matters;

•	Our internal audit function maintains critical oversight over the key areas of our business and financial processes and controls and reports directly to our audit committee;

•	Our board conducts annual self-evaluations as part of an ongoing process designed to achieve high levels of board and committee performance;

•	Our board reviews succession planning for our Chief Executive Officer at least annually at a regularly scheduled board meeting and has approved contingency procedures to enable us to respond to an unexpected vacancy in this position;
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•	We do not have a shareholder rights plan, or poison pill; and

•	Our board of directors is declassified, with our directors elected annually for one-year terms.

Independent Directors

The independent members of our board of directors, as defined by NYSE listing standards, meet in executive session at least twice a year in conjunction with regularly scheduled board meetings. In 2011, the independent members of our board met four times in executive session without management present. In addition, our independent directors held one special meeting. Our board of directors has affirmatively determined that all of our board members, except our Chairman of the Board and Chief Executive Officer, Boland T. Jones, are independent directors under NYSE listing standards, which constitutes a supermajority of our board members. Any independent director may call an executive session of independent directors at any time upon not less than five days’ prior notice duly given, which notice shall include the purpose, location and time of the meeting. Our independent directors have appointed a presiding independent director, Wilkie S. Colyer, who has served in this capacity since January 2007.

Our board has established guidelines to assist it in determining director independence that are more exacting than the independence requirements under NYSE listing standards, and which we refer to in this proxy statement as “independence guidelines.” Under these independence guidelines, a director will not be independent if:

•	The director is, or has been within the last three years, employed by us, or an immediate family member is, or has served within the last three years, as one of our executive officers;

•	The director has received during any 12-month period within the last three years any direct compensation from us in excess of $100,000, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•	An immediate family member of the director has received during any 12-month period within the last three years more than $100,000 in direct compensation from us;

•	(1) The director or an immediate family member is a current partner of a firm that is our internal or external auditor; (2) The director is a current employee of such a firm; (3) An immediate family member is a current employee of such a firm and participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (4) The director or an immediate family member was within the last three years (but is no longer) a partner or employee of such firm and personally worked on our audit within that time;

•	The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our current executive officers serves or served on that company’s compensation committee;

•	The director is a current employee or executive officer, or an immediate family member is a current executive officer, of a company that has made payments to, or received payment from, us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or two percent of such other company’s consolidated gross revenues;

•	At the time of the independence determination, the director is an employee or executive officer, or an immediate family member is an executive officer, of another company that is indebted to us, or to which we are indebted, and the total amount of either company’s indebtedness to the other at the end of the last completed fiscal year is more than one percent of the other company’s total consolidated assets; or
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•	The director serves as an officer, director or trustee of a charitable, tax exempt organization and, within the preceding three years, our discretionary charitable contributions to that organization in any single fiscal year are greater than $1 million or two percent of that organization’s total annual charitable receipts.

These independence guidelines are part of our corporate governance guidelines, which are available on our website at www.pgi.com/us/en/company/investors/governance/guidelines.php (or by following the “Investor Relations” link to “Corporate Governance” – “Board of Directors” – “Corporate Governance Guidelines” on our website at www.pgi.com). In addition to applying these independence guidelines, our board considers all relevant facts and circumstances when making a determination of independence, including commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. Our board considers the issue not merely from the standpoint of a director, but also from that of persons or organizations with which the director has a significant affiliation. We believe an independent director should be free of any relationship with us or our management that is reasonably likely to impair the director’s ability to make independent judgments. If our board determines that a director who satisfies NYSE listing standards is independent even though he does not satisfy all of our independence guidelines, we will disclose and explain that determination in our proxy statement.

After the review and recommendation of our nominating and governance committee, our board of directors has affirmatively determined that all of our non-employee directors, Wilkie S. Colyer, K. Robert Draughon, John R. Harris, W. Steven Jones, Raymond H. Pirtle, Jr. and J. Walker Smith, Jr., are independent members of our board under NYSE listing standards and our independence guidelines. In reaching this determination, our board of directors considered other companies to which we provided our services during the ordinary course of business in 2011 and determined that the revenue related to these customers was immaterial. All of these relationships fell below the thresholds in our independence guidelines or for disclosure in “Certain Transactions” in this proxy statement. Our board has determined that none of these relationships constituted material relationships that would impair the independence of our directors or violate our independence guidelines.

Board Leadership Structure and Risk Oversight

Our Chief Executive Officer also serves as Chairman of our Board. We have chosen to combine these roles because we believe this leadership structure is most appropriate for our company at this time. Our Chief Executive Officer and Chairman is also the founder of our company and has been a contributing factor to our success since our inception, providing our strategic vision and serving as the primary voice of our company. We believe our Chief Executive Officer possesses the best knowledge of our company’s strategy and operations, and is in the best position to focus the independent directors’ attention on the issues of greatest importance to our company and shareholders.

As required by our corporate governance guidelines, our independent directors have appointed a presiding independent director. The presiding independent director chairs executive sessions of the independent directors without management present and functions as a liaison between the independent directors and the Chairman and other members of management.

We believe this leadership structure allows one person to speak for and lead the company and board while also providing for oversight by an independent board through a presiding independent director. In addition, we believe that it allows efficient communication between management and the board and a clear delineation of the Chief Executive Officer’s and Chairman’s day-to-day management operational role from the board’s oversight role. Our overall corporate governance practices combined with the strength of our independent directors minimizes any potential conflicts that may result from combining the roles of Chief Executive Officer and Chairman. In addition, splitting these roles could potentially make our management and governance processes less effective through undesirable duplication of roles or a blurring of lines of accountability and responsibility without any clear offsetting benefits.

Our senior management is responsible for assessing and managing our risk exposures on a day-to-day basis, including the creation of appropriate risk management programs and policies. Our board has delegated oversight of the Company’s risk assessment and risk management function to our audit committee. As a result, our audit committee has principal responsibility for oversight of our risk management processes and for understanding the overall risk profile of the Company. At least quarterly in connection with a regularly scheduled audit committee

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meeting, executive management reviews and discusses our key financial, compliance, strategic and operational risks. For each of these risks, our audit committee discusses management’s efforts to mitigate such risks. Our audit committee then regularly reports to our board on its risk oversight activities. By receiving a regular report of our key risks and the status of efforts to address and mitigate those risks, our board maintains a practical understanding of our risk philosophy, as well as the key risks our company is facing. In addition, our board discusses with management specific business risks as part of strategic reviews at regularly scheduled board meetings and has regular access to executive management outside of formal board meetings. Through this regular and consistent risk communication, our board has reasonable assurance that all of our material risks are being addressed and that we are instilling a risk aware culture into the foundation of our business. In addition, pursuant to its charter, our company’s independent auditors report directly to the audit committee, which also oversees the objectives, activities and staffing of our internal auditors. Our compensation committee also oversees our compensation policies and practices to ensure that they do not encourage excessive risk taking.

Meetings of the Board of Directors

Our board of directors encourages all board members to attend each of our annual meetings of shareholders. Where a director is unable to attend an annual meeting in person but is able to do so by video or audio conference, we will arrange for the director’s participation by these means. All of our directors attended last year’s annual meeting, either in person or via conference through our iMeet® virtual meeting solution.

Our board of directors conducts its business through meetings and unanimous written consents and through committees of our board. We have three standing committees to which directors are appointed: our audit, compensation and nominating and governance committees. During the year ended December 31, 2011, our board of directors held seven meetings and took action by unanimous written consent on one occasion. In addition, our independent directors held one special meeting. Each of our directors attended 75% or more of all of the meetings of the board and committees on which they served, with perfect attendance at all of our regularly scheduled quarterly meetings and all committee meetings, and overall attendance at board and committee meetings during 2011 averaging over 98% for our directors as a group. In addition to regularly scheduled meetings, our board members have regular access to our senior executives, and a number of our directors were involved in numerous informal meetings with our executive management team offering advice and suggestions on a broad range of corporate matters.

Members of our board of directors currently serve on the committees indicated below:

Director	Audit	Compensation	Nominating and Governance
Boland T. Jones
Wilkie S. Colyer	Member	Chairman
K. Robert Draughon	Member
John R. Harris		Member	Chairman
W. Steven Jones	Chairman
Raymond H. Pirtle, Jr.	Member
J. Walker Smith, Jr.			Member

Committees of the Board of Directors

Audit Committee

Our audit committee, which met eight times in 2011, is responsible for:

•	reviewing our financial statements, reports and other financial information;
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•	appointing and overseeing our independent auditors, who report directly to the audit committee;

•	overseeing the integrity of our financial reporting processes and the annual audit of our financial statements;

•	reviewing with our auditors our internal controls and procedures for financial reporting;

•	reviewing the quality and appropriateness of our accounting principles and underlying estimates;

•	pre-approving all audit and permitted non-audit services;

•	oversight of our company’s processes for identifying and managing risk;

•	overseeing the performance of our internal audit function;

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential anonymous submission of concerns regarding questionable accounting or auditing matters; and

•	approving and reviewing on an on-going basis our related party transactions.

These duties and responsibilities are set forth in our amended and restated audit committee charter, a copy of which is available on our website at www.pgi.com/us/en/company/investors/governance/audit-committee-charter.php (follow the “Investor Relations” link to “Corporate Governance” — “Board Committees” on our website www.pgi.com), and the charter is available in print to any shareholder who requests it by writing to our Secretary at the same address under “Corporate Governance Matters – Communications with the Board of Directors.” The members of our audit committee currently are W. Steven Jones, who is the Chairman, Wilkie S. Colyer, K. Robert Draughon and Raymond H. Pirtle, Jr. On March 14, 2011, John R. Harris stepped down as a member of our Audit Committee after serving more than seven years on this committee, including as a past Chairman. K. Robert Draughon joined the Audit Committee on August 23, 2011. At least quarterly in connection with a regularly scheduled audit committee meeting, our audit committee meets separately in executive session with our independent auditors and also with our internal auditors without management present. Our board of directors has determined that each of our audit committee members qualifies as an audit committee financial expert under the rules of the SEC and NYSE listing standards, and each is financially literate and “independent,” as independence for audit committee members is defined in our independence guidelines, SEC rules and NYSE listing standards.

Compensation Committee

Our compensation committee, which met seven times in 2011 and took action by written consent on two occasions, is responsible for:

•	setting and approving the compensation goals regarding our Chief Executive Officer and evaluating our Chief Executive Officer’s performance in light of those goals;

•	reviewing and evaluating the compensation of our other executive officers and our compensation programs as a whole;

•	determining and approving the compensation of our Chief Executive Officer and our other executive officers;

•	reviewing and evaluating the compensation of our directors and recommending changes in director compensation to our board;

•	administering stock award grants to our directors, executive officers and other employees under our equity-based plans; and
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•	making recommendations to the board regarding our incentive compensation plans and equity-based plans.

These duties and responsibilities are set forth in our amended and restated compensation committee charter, a copy of which is available on our website at www.pgi.com/us/en/company/investors/governance/compensation-charter.php (or follow the “Investor Relations” link to “Corporate Governance” — “Board Committees” on our website www.pgi.com), and the charter is available in print to any shareholder who requests it by writing to our Secretary at the same address under “Corporate Governance Matters – Communications with the Board of Directors.” The members of our compensation committee currently are Wilkie S. Colyer, who is the Chairman, and John R. Harris. Messrs. Colyer and Harris are independent under NYSE listing standards and our independence guidelines for purposes of compensation committee membership.

Our compensation committee’s charter provides that the committee has authority to delegate any of its responsibilities to subcommittees as it may deem appropriate. If a third-party compensation consultant is retained to assist in evaluating the amount or form of director or executive compensation or make recommendations about such compensation, our compensation committee has the sole authority to retain, at our expense, and terminate the compensation consultant, including sole authority to approve the consultant’s fees and other retention terms. For example, our compensation committee has retained a new independent compensation consultant, as described in “Compensation Discussion and Analysis.”

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee had a relationship that requires disclosure as a compensation committee interlock.

Nominating and Governance Committee

Our nominating and governance committee, which met two times in 2011, is responsible for:

•	identifying individuals qualified to serve on our board of directors, consistent with criteria approved by our board;

•	recommending that our board select a slate of director nominees for election by our shareholders at the annual meeting;

•	developing and recommending to our board a set of corporate governance principles applicable to us as may be required or appropriate for our effective governance;

•	reviewing annually our corporate governance guidelines and board committee charters;

•	overseeing the annual evaluation of our management, board and committees of the board; and

•	reporting the results of these reviews and evaluations to our board, committees and management, along with any recommendations for improvements.

These duties and responsibilities are set forth in our nominating and governance committee charter, a copy of which is available on our website at www.pgi.com/us/en/company/investors/governance/nominating-charter.php (or follow the “Investor Relations” link to “Corporate Governance” — “Board Committees” on our website www.pgi.com), and the charter is available in print to any shareholder who requests it in writing to our Secretary at the same address under “Corporate Governance Matters – Communications with the Board of Directors.” The members of our nominating and governance committee currently are John R. Harris, who is Chairman, and J. Walker Smith, Jr. Jeffrey T. Arnold stepped down as Chairman of our Nominating and Governance Committee on August 23, 2011 in connection with his board resignation, and Mr. Harris assumed the role of Chairman. Messrs. Harris and Smith are independent under NYSE listing standards and our independence guidelines for purposes of nominating and governance committee membership.

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Our nominating and governance committee evaluates and recommends nominees for election to our board based on a number of qualifications, including, but not limited to, independence and the absence of a conflict of interest that would interfere with performance as a director, character and integrity, financial literacy, level of education and business experience, sufficient time to devote to board matters and a commitment to represent the long-term interests of our shareholders.

Our corporate governance guidelines provide that the nominating and governance committee annually review the appropriate experience, skills and qualifications expected of board members in the context of the current membership of the board. These guidelines provide that this assessment should include, among other relevant factors, in the context of the perceived needs of the Board at that time, issues of experience, reputation, judgment, diversity and skills. In selecting candidates for nomination, these guidelines also provide that the nominating and governance committee consider such criteria as it deems appropriate, which may include current or recent experience as a senior executive officer, business expertise currently desired on the board, with specific attention to the requirements for membership on the audit committee, industry experience and the general ability to enhance the overall composition of the board. Although we do not currently have a formal diversity policy, diversity is among the factors considered, and we believe that these guidelines will result in board members with a complementary mix of background, viewpoints, professional and educational experience and skills.

Our nominating and governance committee identifies potential director nominees through a variety of business contacts, including our current executive officers, directors, community leaders and shareholders, as a source for potential board candidates. Our nominating and governance committee may, to the extent it deems appropriate, retain a professional search firm and other advisors to identify potential nominees for directors.

Our nominating and governance committee evaluates candidates to our board by reviewing their biographical information and qualifications. If our nominating and governance committee determines that a candidate is qualified to serve on our board, at least one member of this committee seeks to interview such candidate. All members of our board also have an opportunity to interview qualified candidates. Our nominating and governance committee may provide for additional screening criteria, including independent background checks, that this committee deems appropriate to evaluate a candidate. The nominating and governance committee then determines, based on the background information and the information obtained in any interviews, whether to recommend to our board that we nominate a candidate for approval by the shareholders to fill a directorship. With respect to an incumbent director, the nominating and governance committee reviews and considers the incumbent director’s service to us during his or her term, including the number of meetings attended, level of participation and overall contribution to us, in addition to such person’s biographical information and qualifications. The manner in which our nominating and governance committee evaluates a potential nominee will not differ based on whether the candidate is recommended by one of our shareholders.

Our nominating and governance committee seeks to ensure that the composition of our board at all times adheres to the independence requirements of the NYSE listing standards and our independence guidelines and reflects a variety of complementary experiences and backgrounds, particularly in the areas of management and leadership, sufficient to provide sound and prudent guidance with respect to our operations and interests.

Shareholder Director Nominations

Our nominating and governance committee will consider written recommendations from shareholders for nominees to our board of directors. A shareholder who wishes to recommend a person to this committee for nomination to our board must submit a written notice by mail to the nominating and governance committee at the address set forth below in “Corporate Governance Matters — Communications with the Board of Directors.” Such a written recommendation must be received not less than 120 calendar days nor more than 150 calendar days before the first anniversary of the date of our notice of annual meeting sent to shareholders in connection with the previous year’s annual meeting. Such a recommendation to this committee should include:

•	the candidate’s name, age, business addresses and other contact information;
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•	a complete description of the candidate’s qualifications, experience, background and affiliations, as would be required to be disclosed in our proxy statement pursuant to Regulation 14A of the Exchange Act;

•	a sworn or certified statement by the candidate in which he or she consents to being named in the proxy statement as a nominee and to serve as a director if elected; and

•	the name and address of the shareholder(s) of record making such a recommendation.

In addition to the above procedures, our bylaws provide that a shareholder may propose a director candidate to be considered and voted on at an annual meeting of shareholders by providing notice thereof to our Secretary not less than 120 calendar days nor more than 150 calendar days before the first anniversary of the date of our notice of annual meeting sent to shareholders in connection with the previous year’s annual meeting; however, our board will determine whether information regarding such a director candidate will be included in our proxy statement to shareholders for the annual meeting. This notice provided by a shareholder to our Secretary must set forth certain information relating to the proposed nominee as required by our bylaws.

Code of Conduct and Ethics and Corporate Governance Guidelines

We have adopted a code of conduct and ethics that applies to all employees, directors and officers, including our principal executive officer and principal financial and accounting officer. We have also adopted corporate governance guidelines that provide a framework within which our board and management can effectively pursue our governance objectives for the benefit of our shareholders.

Our code of conduct and ethics and our corporate governance guidelines are each posted on our website, a copy of which is available at www.pgi.com/us/en/company/investors/governance/conduct.php and www.pgi.com/us/en/company/investors/governance/guidelines.php, respectively (or follow the “Investor Relations” link to “Corporate Governance” link to “Board of Directors” — “Code of Conduct and Ethics” and — “Corporate Governance Guidelines,” respectively on our website www.pgi.com), and the code and guidelines are available in print to any shareholder who requests it by writing to our Secretary at the same address under “Corporate Governance Matters –Communications with the Board of Directors.” We will post any amendments to, or waivers from, any provision of the code of conduct and ethics with respect to our principal executive officer and principal financial and accounting officer or any other persons performing similar functions by disclosing the nature of such amendment or waiver at the above-referenced location on our website.

Communications with the Board of Directors

Our board of directors accepts communications sent to the board (or to specified individual directors) by our shareholders or other interested third parties. Shareholders and other interested third parties may communicate with our board of directors (or with our presiding independent director, our non-management directors as a group or specified individual directors) by writing to us at Premiere Global Services, Inc., c/o Secretary, 3280 Peachtree Road, N.E., The Terminus Building, Suite 1000, Atlanta, Georgia 30305. All written communications received in such manner will be compiled by our Secretary and forwarded promptly to the board or appropriate directors prior to or at the next regularly scheduled meeting of the board.

Director Compensation

Our compensation committee reviews and evaluates the cash and equity compensation of our directors and recommends any changes in director compensation to our board of directors. Our Chief Executive Officer, who also serves as Chairman of the Board, does not receive compensation for his service as a director.

We have not increased director compensation since 2005. Our compensation committee previously retained James F. Reda & Associates as an independent compensation consultant in connection with a comprehensive evaluation of the compensation arrangements of our non-employee directors and our named executive officers, as described under “—Executive Compensation Determinations and Assessments.” Reda & Associates provided an analysis of relevant market data based on non-employee director compensation derived from

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a peer group of comparable companies and from survey data and recommended compensation changes consistent with market practices for similarly-situated directors. Reda & Associates reviewed the peer group’s total compensation paid to outside directors, which includes retainers, board fees, committee fees and equity awards.

The elements of our non-employee director compensation are as follows:

Cash Retainers

Board Fees:	Amount ($)
Annual Cash Retainer	30,000
Attendance at All Quarterly, Regularly Scheduled Board Meetings	10,000
Attendance at Special Board Meeting	1,000
Per Diem for Authorized Special Projects and Director Training	1,250
Committee Supplemental Annual Retainers:
Chairman of Audit Committee	10,000
Member of Audit Committee	5,000
Chairman of Compensation Committee	10,000
Member of Compensation Committee	5,000
Chairman of Nominating and Corporate Governance Committee	5,000
Member of Nominating and Corporate Governance Committee	2,500

The compensation study concluded that the annual cash retainers and meeting fees we pay our directors are within the competitive range with the peer group. Specifically, our annual cash retainer of $40,000, which includes an additional $10,000 for meeting attendance, is competitive given that the average and median of the peer group was also approximately $40,000.

Equity Awards

Board Awards:	Amount ($)
Base Equity Retainer	80,000
Committee Awards:
Chairman of Audit Committee	10,000
Member of Audit Committee	5,000
Chairman of Compensation Committee	10,000
Member of Compensation Committee	5,000

We grant 25% of the annual equity award of $80,000 in fair market value of restricted stock to each non-employee director in arrears on the last day of each calendar quarter; provided that the director is a member of our board on such dates. The shares granted on such dates vest immediately in recognition of service for the prior quarter. Upon a change in control of our company (as defined in our amended and restated 2000 directors stock plan, as amended, or directors stock plan), each of our non-employee directors would receive a grant equal to the annual grants for the prospective year; provided that the director is a member of our board on such date. We determine the number of shares to be granted by dividing the dollar amount of the applicable annual award by the fair market value per share of our common stock on the grant date, and pay any fractional shares in cash. We no longer grant stock options to a director upon joining our board. Directors joining the board or a committee during a board year receive pro-rated cash retainers and equity awards.

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The compensation study concluded that although the equity to cash ratio of director pay was competitive with the peer group, the value of the equity component of our director compensation was below the peer group. Specifically, the peer group awarded approximately $130,000 in equity awards to directors, as compared to our $80,000 plus committee members’ equity awards. Despite the fact that the equity component of our director compensation was below market, our compensation committee has not recommended any changes to the amount of director compensation.

In addition, each director may elect to defer the equity component of his compensation for Board service. None of our directors elected to defer the equity component of his compensation for Board service for 2011, and Mr. Harris elected to defer the equity component of his compensation for Board service for 2012.

Miscellaneous

We pay or reimburse directors for travel and accommodation expenses to attend meetings and other corporate functions. In addition, we encourage directors to visit our facilities, participate in executive management meetings and director education programs and to attend our annual company sales incentive trip, and we pay their expenses related to such events (including expenses for their spouse or a guest if they attend our annual sales incentive trip).

Director Compensation for the 2011 Fiscal Year

Name (1)	Fees Earned or Paid in Cash ($) (3)	Stock Awards ($) (4)(5)	Total ($)
Jeffrey T. Arnold (2)	23,636	51,739	75,375
Wilkie S. Colyer	58,000	95,000	153,000
K. Robert Draughon (2)	13,459	30,258	43,717
John R. Harris (2)	50,794	86,014	136,808
W. Steven Jones	53,000	90,000	143,000
Raymond H. Pirtle, Jr.	48,000	85,000	133,000
J. Walker Smith, Jr.	44,500	80,000	124,500

(1)	Mr. Boland Jones does not receive compensation in any form for his service on our board of directors. Mr. Jones is considered an inside director, and his compensation as our Chief Executive Officer is described under “Compensation Discussion and Analysis — Elements of Our Executive Compensation Program” and in the Summary Compensation Table.

(2)	Amounts are prorated as follows: for Mr. Arnold, reflects his service on our board and as our chairman of the nominating and corporate governance committee through his resignation date of August 23, 2011; for Mr. Draughon, reflects his service on our board and as a member of our audit committee since joining our board on August 23, 2011; and for Mr. Harris, reflects his service as a member of our audit committee through March 14, 2011 and as chairman of our nominating and corporate governance committee from August 23, 2011.

(3)	Each non-employee director receives cash retainers and fees per board year paid in arrears and in quarterly installments. Payments in 2011 for each non-employee director included: (a) an annual retainer of $30,000; (b) $10,000 if the director attended all quarterly, regularly scheduled board meetings, which all of our directors received other than Messrs. Arnold and Draughon; (c) $1,000 for attendance at each of three special meetings, for which Messrs. Colyer, Harris, Steve Jones and Pirtle each received $3,000, Mr. Smith received $2,000 and each of Messrs. Arnold and Draughon received $1,000; and (d) additional cash retainers for committee chairs and members, for which Mr. Arnold received $3,234, Mr. Colyer received $15,000, Mr.
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Draughon received $1,780, Mr. Harris received $7,794, Mr. Steve Jones received $10,000, Mr. Pirtle received $5,000 and Mr. Smith received $2,500.

(4)	Amounts shown reflect the aggregate fair value of the awards on the date they were granted, computed in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, or ASC 718. The grant date fair value of the stock awards is based on the fair market value of the underlying shares on the date of grant. The table below sets forth the grant date, the number of shares and the grant date fair value of each stock award during 2011. The dollar values reflected below do not equal the amount reflected in the Stock Awards column above because the amounts shown in the Stock Awards column include certain de minimis amounts (less than $20) for each award that were paid in cash in lieu of fractional shares. Stock awards granted in 2011 were as follows:

	Stock Awards
	March 31, 2011		June 30, 2011		September 30, 2011		December 31, 2011
Name	Shares (#)	Value ($)	Shares (#)	Value ($)	Shares (#)	Value ($)	Shares (#)	Value ($)
Jeffrey T. Arnold	2,624	19,995	2,506	19,998	1,828	11,736	—	—
Wilkie S. Colyer	3,116	23,744	2,976	23,748	3,699	23,748	2,804	23,750
K. Robert Draughon	—	—	—	—	1,403	9,007	2,508	21,243
John R. Harris	2,921	22,258	2,662	21,243	3,309	21,244	2,508	21,243
W. Steven Jones	2,952	22,494	2,819	22,496	3,504	22,496	2,656	22,496
Raymond H. Pirtle, Jr.	2,788	21,245	2,662	21,243	3,309	21,244	2,508	21,243
J. Walker Smith, Jr.	2,624	19,995	2,506	19,998	3,115	19,998	2,361	19,998

(5)	As of December 31, 2011, the aggregate number of stock options outstanding under our directors stock plan was 100,000 options held by Mr. Colyer. He exercised these options in March 2012. None of our directors have any unvested stock awards. Please see “Security Ownership of Certain Beneficial Owners and Management” for a description of the common stock holdings of each director.

PROPOSAL 1
ELECTION OF DIRECTORS

Nominees

Pursuant to our bylaws, the number of our directors may not be less than three or more than ten, with the precise number to be determined by resolution of our board of directors from time to time. Currently, seven directors serve on our board. Our board is declassified, with each of our directors elected by our shareholders for one-year terms until his successors are elected and qualified or until such director’s death, resignation or removal. All of our nominees were elected to the board at our annual meeting last year, other than Mr. Draughon who joined our board after our annual meeting. All of the nominees have consented to being named and to serve if elected.

K. Robert Draughon was appointed to our board of directors on August 23, 2011 to fill a vacancy left by the resignation of Jeffrey T. Arnold from the board on the same date. The board recognizes and appreciates the contribution of Mr. Arnold during his years of service on our board and welcomes the experience and qualifications of Mr. Draughon to our board.

If any of the nominees should be unavailable to serve for any reason (which is not anticipated), our board of directors may designate a substitute nominee or nominees (in which case the persons named as proxies on the enclosed proxy card will vote the shares represented by all valid proxy cards for the election of such substitute nominee or nominees), allow the vacancy or vacancies to remain open until a suitable candidate or candidates are

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located and nominated by resolution of our board of directors or by resolution provide for a lesser number of directors.

Our board of directors unanimously recommends that shareholders vote “FOR” all of the nominees listed below for election as directors.

Information Regarding Nominee Directors and Executive Officers

We believe that our directors’ executive leadership, finance, marketing, technology, academic and global business experiences represent a range of perspectives that provide collaborative and candid discussions relevant to our company’s operations. Our directors’ varied experiences include chief executive officer positions with domestic and international companies with operations inside and outside of the United States and leadership positions at leading academic institutions, investment banking firms and global marketing research companies, as well as service on other public, private and non-profit company boards. The following table sets forth biographical information, including certain key business experiences, qualifications and skills, regarding our nominees for director and our current executive officers.

Directors Nominees

Boland T. Jones	Mr. Jones, age 52, our founder, has served as our director and our Chief Executive Officer since our inception in July 1991. Since September 1993, Mr. Jones has also served as Chairman of our board of directors. From February 1993 until August 1998, Mr. Jones was our President. He previously served as a director and member of the nominating and governance committee of HSW International, Inc. until June 2010. As our company’s founder, his nearly two decades of experience leading our company provides an in-depth understanding of our history and complexity and adds a valuable perspective for board decision making, all of which supports his nomination to our board of directors.

Wilkie S. Colyer	Mr. Colyer, age 62, has served as our director since March 2004 and our presiding independent director since January 2007. Mr. Colyer has served as a partner in The Breckenridge Group, Inc., an Atlanta-based investment banking firm, since 1988. He was a director of Moeller Products Company, Inc., a privately-held manufacturer of under the hood closure products and tubing for heavy-duty diesel engines until it was sold in 2011, and has previously served on numerous for-profit and non-profit boards. Mr. Colyer brings his considerable investment banking experience, including a focus on the telecommunications industry, to our board, which supports his nomination to our board of directors. Mr. Colyer’s over 20 years of investment banking experience qualifies him as an audit committee financial expert.

K. Robert Draughon	Mr. Draughon, age 51, has served as our director since August 2011. He has served in various executive roles at Press Ganey Associates, Inc., a leader in quality measurement and performance improvement solutions for the health care industry, most recently as the President and a director since February 2010 and as the Chief Financial Officer since February 2009, and was the interim Chief Executive Office from July 2011 to February 2012. Prior to joining Press Ganey, Mr. Draughon was Managing Partner of Forest Hills Capital Management, LLC, a private equity investment firm, from March 2008 to February 2009. He also held a variety of positions in finance and corporate development at HLTH Corporation and its subsidiary, WebMD Health Corp., from March 1998 to March 2008, including as Chief Financial Officer of WebMD prior to its merger with HLTH, where Mr. Draughon developed and led multiple strategic partnerships with many of the world’s largest technology companies. Mr. Draughon brings extensive financial and investment experience in public and private companies as well as strategic business development and planning knowledge to our board, which supports his nomination to our board of directors. His service as chief financial officer and his considerable strategic acquisition experience qualifies him as an audit committee financial expert.
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John R. Harris	Mr. Harris, age 63, has served as our director since November 2003. He has served as an Operating Partner of glendonTodd Capital LLC, a private equity firm focused on companies in the technology-enabled business services and healthcare sectors, and as Chief Executive Officer of Chemical Information Services LLC, a glendonTodd portfolio company that provides information services to the pharmaceutical and chemical industries, since February 2011. Mr. Harris served as President and Chief Executive Officer of eTelecare Global Solutions, Inc., a leading provider of outsourced customer care solutions, from February 2006 to October 2009, when eTelecare Global Solutions was acquired by Stream Global Services, Inc. He was Chief Executive Officer of Seven Worldwide, Inc., a digital content management company, from December 2003 to December 2005 when it was sold to Schawk, Inc. He was Chief Executive Officer and President of Delinea Corporation from July 2002 to December 2003, Chief Executive Officer and President of Exolink from August 2001 to July 2002 and Chairman and Chief Executive Officer of Ztango, Inc. from 1999 to 2001. Prior to these positions, Mr. Harris served in various executive positions with Electronic Data Systems Corporation for over 25 years as a corporate officer. He is currently a director and member of the audit, compensation and nominating and corporate governance committees of The Hackett Group, Inc., a director, chairman of the compensation committee and member of the audit committee of Digital Generation, Inc., formerly known as DG FastChannel, Inc., and a director and chairman of the compensation committee of Commercetel Corp. Mr. Harris currently serves as a director, chairman of the compensation committee and member of the nominating and corporate governance committee of StarTek, Inc., but is not standing for reelection at StarTek’s upcoming May 7, 2012 annual meeting. He is also a director, chairman of the nominating and governance committee and member of the compensation committee of BancTec, Inc., a privately-held company. He previously served on the boards of eTelecare Global Solutions and Seven Worldwide, and was a director and member of the audit committee of Genuity Inc. and inVentiv Health, Inc. Having served as the chief executive officer and director of various public companies with global operations, focused on outsourced solutions, Mr. Harris brings to our board significant expertise in domestic and international operations, including a focus on managed services, all of which supports his nomination to our board of directors. His service on public company audit committees and as Chief Executive Officer of several public companies qualifies him as an audit committee financial expert.

W. Steven Jones	Mr. Jones, age 60, has served as our director since April 2007. He is Professor of Strategy and Organizational Behavior at the Kenan-Flagler Business School of the University of North Carolina at Chapel Hill, where he also served as Dean from August 2003 to August 2008. Before becoming Dean, Mr. Jones was a 15-year resident of Australia and New Zealand where he was Chief Executive Officer and Managing Director of Suncorp Metway Ltd., a publicly listed Australian banking, insurance and funds management company in Brisbane, Queensland, from 1997 through 2002. Prior to Suncorp, Mr. Jones was Chief Executive Officer and Managing Director of ANZ Banking Group, N.Z., Ltd. in Wellington, New Zealand. Mr. Jones is currently a director of Progress Energy, Inc. and member of the Progress Energy audit and corporate performance committee and operations and nuclear oversight committee and previously served on the organization and compensation committee. He is also a director of State Farm Mutual Automobile Insurance Company where he serves as the chairman of the risk committee and as a member of the audit and governance committees, a director and chairman of the risk committee of State Farm Bank and a director of State Farm Life Insurance Company. In addition, Mr. Jones serves as a director and member of the corporate governance committee of Glen Raven, Inc., a privately-held company. He is a former director of Bank of America Corporation, where he served on the audit and asset quality committees. Mr. Jones’ considerable executive public company management and academic experience, as well as his services as a director of Fortune 500 companies, brings substantial international business and strategic planning expertise to our board, all of which supports his nomination to our board of directors. His service on public
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company audit committees and as a public company Chief Executive Officer qualifies him as an audit committee financial expert.

Raymond H. Pirtle, Jr.	Mr. Pirtle, age 70, has served as our director since June 1997. He has served as Chief Manager of Claridge Company, LLC, a privately-held financial services firm whose primary focus is to link small corporations with professional investors, since March 2005. Mr. Pirtle was a founder and Senior Managing Director of Avondale Partners, LLC, an independently-owned, Nashville-based financial services firm dedicated to equity research, investment banking activities and equity capital markets, from June 2001 to March 2005. He previously served as Managing Director and as a director of SunTrust Equitable Securities Corporation from February 1989 to June 2001. Mr. Pirtle is currently a director and member of the audit committee of IceWEB, Inc. and is a director and member of the audit and nominating committees of CNPV Solar Power S.A., a privately-held company. He was previously a director and member of the audit committee of Tricell, a director and member of the audit and compensation committees of China Wind Systems, Inc., a director and member of the audit committee of eNucleus, Inc. and a director and Chairman of the compensation committee of Sirrom Capital Corporation, which was acquired by Finova Group. As one of our most tenured directors, Mr. Pirtle provides our board with an in-depth understanding of our company’s history and extensive public company board service, and investment banking and financial services experience, with significant ties to the institutional investment community, all of which supports his nomination to our board of directors. Mr. Pirtle’s over 40 years of investment banking and financial services experience and his service on public company audit committees qualify him as an audit committee financial expert.

J. Walker Smith, Jr.	Mr. Smith, age 56, has served as our director since June 2001. He currently serves as Global Executive Chairman of The Futures Company since the merger of Yankelovich, Inc. with Henley Centre Headlight Vision in January 2008. The Futures Company is a global marketing research company specializing in future-facing research and consulting. Mr. Smith previously was a director and President of Yankelovich, Inc., a market services company specializing in database marketing solutions and consumer lifestyles consulting, from May 1999 to January 2008. He currently is a member of the board of advisors for the School of Journalism and Mass Communications at the University of North Carolina at Chapel Hill and is a 2012 inductee into the North Carolina Hall of Fame. Mr. Smith is a former director of Cyber Dialogue, which is now known as Fulcrum Analytics, and is a former member of the board of advisors of Screen4Me Corporation, A.C. Nielsen Masters in Marketing Research Program and the board of the American Marketing Association Foundation. Mr. Smith brings to our board his extensive experience in global marketing as a recognized leading authority on marketplace trends and consumer buying motivations, which supports his nomination to our board of directors.

We believe that the individual attributes of each of our directors as described above, along with their leadership skills and other collective experiences, provide us with perspectives and viewpoints to advance the interests of our shareholders.

Incumbent Executive Officers

Theodore P. Schrafft	Mr. Schrafft, age 56, has served as our President since July 2006. He was President of our former Conferencing & Collaboration business unit from January 2000 to July 2006, and from March 1999 until January 2000, Mr. Schrafft was Senior Vice President and General Manager of that former business unit. He served as President of our former Voice and Data Messaging division from August 1998 to March 1999, and from October 1997 until August 1998, he served as our Vice President of Corporate Messaging. From June 1996 until October 1997, he served as President and Chief Operating Officer of Voicecom Systems, Inc., an integrated messaging and 800-based services company,
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which was acquired by us in October 1997. Mr. Schrafft serves as a member of the board of Junior Achievement of Georgia, Inc.

David E. Trine	Mr. Trine, age 52, has served as our Chief Financial Officer since March 2009 and as our Executive Vice President, Finance since February 2009. He was Chief Financial Officer of LexisNexis Risk & Information Analytics Group, a Reed Elsevier company, from September 2008 to February 2009, and as Chief Financial Officer and Senior Vice President of ChoicePoint, Inc., which is now part of LexisNexis, from October 2005 to September 2008. Prior to that, he was Treasurer of ChoicePoint from February 2000 to October 2005 and Vice President, Finance and Accounting and Corporate Controller of ChoicePoint from August 1987 to February 2000.

David M. Guthrie	Mr. Guthrie, age 45, has served as our Chief Technology Officer since February 2004. He was our Chief Strategy Officer from February 2003 to February 2004. Prior to that, Mr. Guthrie was a Partner with Fuqua Ventures, LLC from February 2000 to February 2003. He was Senior Vice President, Technology and Content of WebMD from January 1996 to February 2000. From September 1990 to January 1996, Mr. Guthrie was Chief Technology Officer of ISSI, Inc., which is now known as DevGuru.com.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

Officers and Directors

The following table sets forth to the best of our knowledge certain information as of April 5, 2012, unless otherwise noted, regarding the beneficial ownership of our voting stock by:

•	each of our current directors;

•	each of our named executive officers; and

•	all of our current executive officers and directors as a group.

As of April 5, 2012, there were 50,185,721 shares of our common stock issued and outstanding.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned (1)	Percent of Common Stock Owned
Boland T. Jones	3,371,176 (2)	6.7
David E. Trine	100,000 (3)	*
Theodore P. Schrafft	226,173 (4)	*
David M. Guthrie	182,952 (5)	*
Wilkie S. Colyer	140,649 (6)	*
K. Robert Draughon	6,661 (7)	*
John R. Harris	40,720 (8)	*
W. Steven Jones	47,352 (9)	*
Raymond H. Pirtle, Jr.	7,917 (10)	*
J. Walker Smith, Jr.	49,652 (11)	*
All current executive officers and directors as a group (10 persons)	4,173,252	8.3

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* Less than one percent.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC that deem shares to be beneficially owned by any person who has voting or investment power with respect to such shares.

(2)	Includes 1,836,251 shares and 198,795 restricted shares held of record by Mr. Boland Jones, 4,787 shares held in our 401(k) plan for the benefit of Mr. Jones, 590 shares held of record by Mr. Jones’ wife for which Mr. Jones holds the right to vote pursuant to an irrevocable proxy granted by Mrs. Jones to Mr. Jones and 1,330,753 shares held by Seven Gables Partnership, L.P., a limited partnership whose general partner is Seven Gables Management Company, LLC, a limited liability company whose sole members are Mr. and Mrs. Jones. Does not include the following shares for which Mr. Jones disclaims beneficial ownership: 55,427 shares held in a grantor retained annuity trust and 450 shares held of record by Mr. Jones’ spouse, as custodian for the benefit of two unrelated minor children under the Uniform Gifts to Minors Act. The address of Mr. Jones is 3280 Peachtree Road, N.E., The Terminus Building, Suite 1000, Atlanta, Georgia 30305.

(3)	Includes 100,000 shares held of record by Mr. Trine.

(4)	Includes 160,541 shares and 60,846 restricted shares held of record by Mr. Schrafft and 4,786 shares held in our 401(k) plan for the benefit of Mr. Schrafft.

(5)	Includes 110,395 shares and 72,557 restricted shares held of record by Mr. Guthrie.

(6)	Includes 140,649 shares held of record by Mr. Colyer.

(7)	Includes 6,261 shares held of record by Mr. Draughon and 400 shares as custodian for the benefit of his minor children under the Uniform Gift to Minors Act.

(8)	Includes 40,720 shares held of record by Mr. Harris and does not include 2,350 shares Mr. Harris elected to defer receipt of.

(9)	Includes 47,352 shares held of record by Mr. Steve Jones.

(10)	Includes 7,917 shares held of record by Mr. Pirtle.

(11)	Includes 48,652 shares held of record by Mr. Smith and 1,000 shares held of record jointly by Mr. Smith and his spouse.

Principal Shareholders

The following table sets forth to the best of our knowledge each person (other than management) who is known by us to be the beneficial owner of more than five percent of any class of our voting securities as of December 31, 2011 based on filings made under Section 13(d) and Section 13(g) of the Exchange Act.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent Of Common Stock Owned
T. Rowe Price Associates, Inc.	5,605,200 (1)	11.2
Frontier Capital Management Co., LLC	4,783,740 (2)	9.5
The Vanguard Group, Inc.	3,105,367 (3)	6.2
BlackRock, Inc.	2,749,879 (4)	5.5
Goldman Sachs Asset Management	2,693,244 (5)	5.4

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(1)	On February 13, 2012, T. Rowe Price Associates, Inc., or Price Associates, (100 E. Pratt Street, Baltimore, Maryland 21202) filed a Schedule 13G/A with the SEC, which states that these securities are owned by various individual and institutional investors, which Price Associates serves as investment advisor, and beneficially owns 5,605,200 shares of our common stock with sole voting power over 1,359,100 shares of our common stock and sole dispositive power over 5,605,200 shares. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. According to the Schedule 13G/A, none of Price Associates’ investors individually owns five percent or more of our common stock.

(2)	On February 14, 2012, Frontier Capital Management Co., LLC, or Frontier, (99 Summer Street, Boston, Massachusetts 02110) filed a Schedule 13G/A with the SEC, which states that Frontier is a registered investment advisor and beneficially owns 4,783,740 shares of our common stock, with sole voting power over 2,918,884 shares and sole dispositive power over 4,783,740 shares.

(3)	On February 9, 2012, The Vanguard Group, Inc., or Vanguard, (100 Vanguard Blvd., Malvern, Pennsylvania 19355) filed a Schedule 13G with the SEC, with states that Vanguard is an investment advisor and beneficially owns 3,105,367 shares of our common stock, with sole voting power over 88,243 shares, sole dispositive power over 3,017,124 shares and shared dispositive power over 88,243 shares.

(4)	On February 13, 2012, BlackRock, Inc., or BlackRock, (40 East 52nd Street, New York, New York 10022) filed a Schedule 13G/A with the SEC, which states that BlackRock is a parent holding company and beneficially owns 2,749,879 shares of our common stock with sole voting and dispositive power over 2,749,879 shares. According to the Schedule 13G/A, none of BlackRock’s subsidiaries individually owns five percent or more of our common stock.

(5)	On February 10, 2012, Goldman Sachs Asset Management, L.P., together with GS Investment Strategies, LLC, collectively referred to as Goldman Sachs Asset Management, (200 West Street, New York, NY 10282) filed a Schedule 13G with the SEC, which states that Goldman is a registered investment adviser and beneficially owns 2,693,244 shares of our common stock, without sole voting or dispositive power, shared voting power over 2,592,867 shares and shared dispositive power over 2,693,244 shares. According to the Schedule 13G/A, none of Goldman Sachs Asset Management’s clients individually owns five percent or more of our common stock.

COMPENSATION COMMITTEE REPORT

Our compensation committee has reviewed and discussed the following Compensation Discussion and Analysis section of this proxy statement with management, and based on such review and discussions, our compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in our proxy statement.

The foregoing report has been submitted by the following members of the compensation committee.

Wilkie S. Colyer, Chairman
John R. Harris

The foregoing Report of the Compensation Committee does not constitute “soliciting material” and should not be deemed to be “filed” with the SEC or incorporated by reference into any of our other filings under the Securities Act of 1933, as amended, or the Securities Act, or the Exchange Act, except to the extent that we specifically incorporate this Report by reference in any of those filings.

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COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Company Performance

Financial

•	Reported our highest annual revenue and earnings growth in three years, with:
o	net revenues increasing more than 7%
o	non-GAAP diluted EPS from continuing operations* increasing nearly 22%
•	Exited 2011 with our new virtual meeting products generating an annual revenue run-rate of nearly $11 million
•	Generated approximately 21% volume growth
•	Delivered five-year compound annual revenue growth rate of approximately 7.4%
_____________________________
*	Please see our Form 8-K dated February 16, 2012 for the calculation of this non-GAAP financial measure and for a reconciliation to the most directly comparable GAAP measure.

Strategic

•	Celebrated 20 years as a global leader in virtual meetings
•	Launched our new iMeet® and GlobalMeet® virtual meeting solutions
•	Earned multiple awards and accolades for our product innovation, including:
o	iMeet - 2011 People’s Choice Stevie Award for best new computer service and Best New Product by Best in Biz awards
o	PGi - Frost & Sullivan’s 2011 Product Strategy of the Year Award winner and Visionaries quadrant of the Gartner Magic Quadrant for Web Conferencing
•	Amended our credit facility with increased capacity, an extended term and lower pricing

Commitment to Return Value to Our Shareholders

Total Shareholder Return

•	Approximate 25% year-over-year stock price increase from 2010, more than 50% above our 52-week low
•	Outperformed Dow Jones US Industrial Average, NASDAQ Composite and Russell 3000 stock indices, as well as our peer group and stock performance graph indices in 2011

Share Repurchase Program

•	Repurchased approximately $84 million of our common stock since the beginning of 2010, representing approximately 19.0% of our outstanding shares, including nearly three million shares in 2011
•	Established a new open market share repurchase program for up to five million shares, with approximately 3.5 million shares remaining

COMPARISON OF 1 YEAR CUMULATIVE TOTAL RETURN*

Among Premiere Global Services, Inc., the S&P 500 Index, the Russell 3000 Index, S&P 500 Software & Services,

the NASDAQ Composite Index, the Dow Jones US Industrial Average Index and Peer Group

$130
$120
$110
$100
$90
$80
12/10
12/11
Premiere Global Services, Inc.
S&P 500
Russell 3000
S&P 500 Software & Services
NASDAQ Composite
Dow Jones US Industrial Average
Peer Group

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	12/31/10	12/31/11
Premiere Global Services, Inc.	100.00	124.56
S&P 500	100.00	102.11
Russell 3000	100.00	101.03
S&P 500 Software & Services	100.00	104.37
NASDAQ Composite	100.00	98.59
Dow Jones US Industrial Average	100.00	108.38
Peer Group	100.00	105.92

________________________

*	This graph assumes an investment of $100 on 12/31/10 in our common stock or the applicable index, including reinvestment of dividends. The stock price performance in this graph is not necessarily indicative of the future performance of our common stock. Total return calculations were prepared by the Research Data Group. The information provided in this table and graph shall not be deemed “soliciting material” or “filed” with the Securities and Exchange Commission or subject to Regulation 14A or 14C under the Securities Exchange Act of 1934, as amended, or the Exchange Act, other than as provided in Item 201 to Regulation S-K under the Exchange Act, or subject to the liabilities of Section 18 of the Exchange Act and shall not be deemed incorporated by reference into any filings under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent we specifically request that it be treated as soliciting material or specifically incorporate it by reference.

Commitment to Pay-for-Performance

•	Our executive compensation program aligns pay with performance. The pay components of our named executive officers’ total direct realized compensation for 2011 were approximately:
	At- Risk	Performance- Based	Equity- Based
CEO	81%	54%	60%
Other named executive officers (average)	60%	40%	25%

CEO Pay Components

•	No increases in base salaries, target bonus opportunities, perquisites and severance arrangements for our CEO since 2005, for our President since 2008 and for each of our CFO and CTO since 2009
•	Strong correlation between our CEO’s total realized compensation and our shared financial metrics for bonus incentives consisting of annual revenues and adjusted EBITDA, as demonstrated in the chart below:

________________________

*	This chart reflects only our continuing operations following the sale of our PGiSend messaging business in October 2010. Therefore, for ease of comparison purposes, it includes only two years of results and differs from the chart presented in our additional proxy materials dated June 2, 2011. Please see the table in Appendix A to this proxy statement for the calculation of adjusted EBITDA and for a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP measure.

•	Increasingly challenging and aggressive performance targets for incentive awards demonstrated by the achievement of 100% of target incentives in 2011 for the first time since 2007, with no executive officer achieving maximum incentives in the last six years
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Our Response to 2011 Say-on-Pay Vote

In response to our substantial ongoing shareholder outreach efforts, our compensation committee took the following specific actions:

•	Renewed commitment to pay-for-performance
•	Elimination of excise tax gross-ups
•	Implementation of robust stock ownership guidelines
•	Adoption of incentive compensation recovery, or clawback, policy
•	Engagement of new independent compensation
•	Enhanced CD&A disclosure

Based on shareholder feedback, we believe that last year’s say-on-pay vote results were negatively impacted by a perceived pay-for-performance disconnect resulting from the significant overstatement our CEO’s 2010 reported compensation, as illustrated below:

CONDENSED 2011 CEO total compensation*

Name and Principal Position	Year	Stock Awards ($)	Total ($)	Percentage Change
Boland T. Jones Chairman of the Board and Chief Executive Officer	2011 2010	965,824 6,375,640	2,921,870 8,146,634	64% decrease

________________________

*	Amounts computed in accordance with the Summary Compensation Table. Illustrates the magnitude of the significant overstatement in 2010 CEO compensation, with $5,595,750, or approximately 69%, of our CEO’s 2010 total compensation attributable to the full grant date value of his triennial LTI award. Our compensation committee did not make any LTI grants to our CEO in 2011 and will not make any in 2012.
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Impact of 2011 Business Results on Executive Compensation

2011 was a year of significant performance improvement for our company despite continuing challenging economic conditions. We made meaningful progress against our strategic initiatives to transition PGi to a focused virtual meeting company as evidenced by the key highlights of our financial and strategic accomplishments set forth in “—Executive Summary.” We believe that the efforts and leadership of our senior management team, in particular our named executive officers, allowed us to successfully navigate these difficult economic times and produce greatly improved results that strengthened our business and improved shareholder value. These positive developments were reflected in the increase of our stock price in 2011 of approximately 25%, with our stock outperforming major stock indices, as well as our peer group and stock performance graph indices in 2011, as illustrated on the Comparison of 1-Year Cumulative Total Return graph in “—Executive Summary.”

We took decisive action during the economic turmoil of the last several years including completing the sale of our under-performing PGiSend messaging business in order to transition our company to a focused, pure-play meetings company. We also pursued a number of strategic initiatives, including the development and launch of our new virtual meeting products. As a result of these actions, which entailed added expense in the short term with the objective of enhanced profitability over the long term, we emerged from 2010 with our vision set to execute on our strategy for growth and delivered on this strategy in 2011.

Our financial results and operational accomplishments achieved due to the execution of our business plan provide significant context for compensation decisions in 2011 and will continue to affect decisions for 2012. We believe our executive compensation program in recent years has resulted in compensation amounts consistent with company performance during periods of economic challenges and recovery and long-term incentives that align with our efforts to position our company for continued growth. In addition, we believe that our CEO’s compensation appropriately reflects our company’s improved financial performance and recovery following the extraordinary challenges precipitated by the global recession.

2011 Say-on-Pay Proposal Vote Results

At our 2011 annual meeting, our shareholders did not approve our executive compensation program with approximately 52% of our shareholders voting against our 2010 say-on-pay proposal. We believe that these vote results were negatively impacted by perceived pay-for-performance disconnect resulting from:

•	our stock price decline in 2010 from 2009 due to the impact of the global recession on our financial results compounded by the fact that our entire industry was disproportionately affected much later in the economic cycle than other companies; and

•	our historic practice of granting triennial rather than annual LTI equity awards resulting in significantly overstated 2010 compensation to our CEO in our Summary Compensation Table, which we do not believe accurately reflects his compensation actually realized.

While we understand the need for a standardized method of valuing equity awards, we believe that considering the compensation actually realized by our named executive officers demonstrates a strong pay-for-performance alignment. Therefore, we have included a supplemental realized compensation table in this proxy statement to assist in more meaningful period-to-period comparisons and facilitate a better understanding of our compensation practices.

Shareholder Outreach Efforts

We have continued our ongoing shareholder engagement efforts that began prior to our initial say-on-pay vote last year. We sought shareholder feedback and engaged in substantive discussions on our executive compensation program with the vast majority of our top 25 institutional investors, representing institutional holders of greater than 0.5% of our common stock, and responded to investors who own smaller percentages who had previously reached out to us. While not all of these investors chose to engage in a dialogue with us about our executive compensation program, we continue to invite discussions with all of our shareholders and explore ways to continue to further improve our compensation program and practices.

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We appreciated the opportunity to engage in thorough discussions of our executive compensation program, and a number of our shareholders informed us the dialogue had enabled them to increase their understanding of our program. Several of our shareholders focused our discussions on matters related to various internal and external compensation screening models used by them in formulating their voting decisions, specifically the valuation of equity awards (including the difference between reported and realized value) and a consideration of the merits of disclosure of performance goals with the potential for competitive harm to our business. In addition, some of our shareholders provided suggestions to further enhance and simplify our executive compensation disclosure. We continue to value the insights we gain through such discussions and believe that we have been responsive and implemented a number of recommended meaningful changes, as discussed below and in “—Other Compensation Practices that Benefit Our Shareholders.”

Our Explicit Response

Our compensation committee appreciates and values the views of our shareholders and undertook an in-depth, comprehensive review of the investor feedback received in connection with last year’s annual meeting and has deliberated extensively concerning the results of the vote on our 2010 executive compensation. Given that our CEO’s annual base salary, target bonus opportunity, perquisites and severance pay arrangements had not increased since 2005 and that no additional LTI awards would be granted to him in 2011 or 2012, our compensation committee determined not to alter specific existing components of our CEO’s compensation. However, in light of our 2011 say-on-pay vote results and in consideration of ongoing shareholder input obtained, our compensation committee took the following specific actions:

Renewed Commitment to Pay-for-Performance

We have renewed our pay-for-performance commitment by our independent directors adopting a policy that at least 50% of shares awarded to our CEO will be performance-based, which strengthens our prior policy that at least one-third of such shares be performance-based. It is important to note that the impact of this policy is not be reflected in this year’s Summary Compensation Table because many of the decisions related to 2011 compensation reported in this proxy statement were made before our 2011 advisory vote on executive compensation was conducted and before this policy was adopted.

Elimination of Excise Tax Gross-Ups

In May 2011, our independent directors adopted a policy that our company will not include excise tax gross-up provisions in future agreements or material amendments or extensions of existing agreements with our executive officers, and our CEO agreed to amend his existing employment agreement to eliminate such an excise tax gross-up provision. None of our other named executive officers’ agreements provided for such excise tax gross-up payments.

Stock Ownership Guidelines

Our board of directors implemented stock ownership guidelines that require our named executive officers and non-employee directors to acquire and hold a meaningful level of stock ownership in our company. The stock ownership guidelines are based on a multiple of base salary or annual cash retainer as set forth in the table below, which also illustrates compliance with these requirements by each of our named executive officers and by our non-employee directors:

	Target Multiple	Actual Multiple (1)
CEO	6x base salary	32.6x
CFO	3x base salary	2.4x
President	3x base salary	3.5x
CTO	3x base salary	3.2x
Non-Employee Directors (average)	5x annual cash retainer	14.9x

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(1)	Calculated as of our record date of April 5, 2012 in accordance with our stock ownership guidelines, which differ from the calculation of beneficial ownership reported in “Security Ownership of Certain Beneficial Owners and Management – Officers and Directors.”

Our named executive officers and directors have five years from adoption of the policy to comply with the guidelines. In addition, named executive officers and directors must hold 50% of net after-tax shares issued upon vesting of restricted stock until the respective ownership levels are achieved. Once the ownership requirements are achieved, the holding period no longer applies.

Our CEO’s stock ownership significantly exceeds the guidelines as he is one of our largest shareholders, beneficially owning approximately 6.7% of our common stock. Each of our named executive officers and our directors either exceeds or is on track to achieve the ownership requirements within the time frame established.

Compensation Clawback Policy

Our board of directors adopted an incentive compensation clawback policy. In the event that our company is required to prepare an accounting restatement due to its material noncompliance with financial reporting requirements, our company shall require reimbursement of compensation from each executive officer who received incentive bonus awards or realized compensation from equity awards during the three-year period preceding the restatement, regardless of whether the officer engaged in misconduct or otherwise caused or contributed to the requirement for the restatement. Our board will amend the clawback policy, as needed, once the SEC adopts the final implementing rules regarding compensation clawbacks mandated by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

Engagement of a New Independent Compensation Consultant

Our compensation committee engaged a new independent compensation consultant, Aon Hewitt, to review and comment on our existing executive compensation programs and to assist with the design of future programs that enhance our pay-for-performance philosophy and more closely align executive officers’ interests with shareholder value.

Enhanced CD&A Disclosure

We have enhanced our Compensation Discussion and Analysis, or CD&A, disclosure by providing more detailed information about performance targets, actual performance against those targets and payouts in order to improve the clarity and understanding of our compensation program.

Other Compensation Practices that Benefit Our Shareholders

Our compensation programs are characterized by the following practices and policies that reinforce our retention strategies while implementing what our compensation committee considers to be best practices:

•	We intend for a significant portion of executive compensation to be “at risk,” either in the form of incentive bonus or long-term equity incentive awards, to align compensation with sustained shareholder value.

•	We do not provide guaranteed salary increases or guaranteed bonuses.

•	Our incentive awards are contingent on achieving challenging performance targets, consisting of clearly defined and measurable financial and non-financial metrics, established by our compensation committee in January of each year.

•	All incentive awards have a threshold that defines a minimum level achievement before any payout is earned, and payouts for each metric are capped at either 100% or 150% of target to protect against unintended excessive payouts, which is more conservative than competitive market practice.

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•	We utilize multiple performance goals, which decrease the named executive officers’ incentive to focus on a single performance to the detriment of others.

•	Our CEO’s stock bonus awards are subject to an 18-month holding period.

•	We cannot reprice or replace underwater stock options without shareholder approval.

•	The unvested shares of our LTI awards do not include dividend rights.

•	We do not provide any pension plans or supplemental retirement plans for our named executive officers.

•	Independent compensation consultants are engaged by, and report directly to, our compensation committee and provide no other services to the Company.

•	Our compensation committee oversees our compensation policies and practices to ensure that they do not encourage excessive risk taking.

•	Our anti-hedging policy prohibits engaging in speculative transactions or hedging the economic risk of ownership of our common stock.

Executive Compensation Program Objectives

We believe that the performance and contribution of our executive officers are critical to our overall success. The goal of our executive compensation program is the same as our goal for operating our company – to create long-term value for our shareholders. Our objective is to have a compensation program that will allow us to attract and retain highly-qualified executives, motivate them to achieve our overall business objectives, reward superior performance and align the interests of our executive officers with our shareholders. We believe that, in order to effectively accomplish these objectives, our program must:

•	provide our executive officers with total compensation opportunities at levels that are competitive for comparable positions at companies with whom we compete for talent;

•	tie a significant portion of each executive’s compensation to performance and success in achieving our business strategy, management initiatives and financial, operational and other goals through at-risk incentive awards;

•	reward appropriate balance of short-term and long-term financial and strategic business decisions needed to ensure sustained business performance over time without encouraging excessive risk taking;

•	provide significant upside opportunities for exceptional performance, which may result in differentiated compensation among executive officers based on performance; and

•	closely align our executive officers’ interests with those of our shareholders by making equity-based incentives a core element of our executive compensation.

Executive Compensation Determinations and Assessments

Our compensation committee is responsible for approving the compensation of our named executive officers. Information about the compensation committee and its composition, responsibilities and operations can be found under “Corporate Governance Matters — Compensation Committee.”

Our goal is to reward the achievement of performance objectives and the assumption of additional responsibilities by our named executive officers. Determinations and assessments of executive compensation primarily are driven by the consideration of:

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•	information regarding the compensation levels, programs and practices for comparable executive positions at certain similarly-situated companies; and

•	company and individual performance, which results in a meaningful portion of the total compensation of each executive officer being at risk based on short- and long-term performance.

Certain of our executive officers participate in gathering and presenting facts relating to compensation matters as requested by our compensation committee. Our CEO participates in discussions and makes compensation recommendations to our compensation committee with respect to executive officers other than himself, but does not participate in the final determination of his own compensation. In making these recommendations, our CEO evaluates and considers the other executive officers’ performance, scope of responsibilities and accountability for overall company objectives and their compensation in relation to other executive officers. Our compensation committee considers these recommendations, along with each executive officer’s individual performance and overall contribution to our company, in determining the compensation for each of the executive officers.

In addition, as needed and pursuant to authority under its charter, our compensation committee may periodically retain outside compensation consultants to provide analysis of compensation packages of other companies in order to gauge the competitiveness of our programs. Our compensation committee has historically retained outside compensation consultants in connection with our company’s entering into new, or material amendments to, employment agreements with our named executive officers.

Our compensation committee has engaged Aon Hewitt as our new independent compensation consultant. Aon Hewitt is currently in the process of completing a comprehensive study of our executive compensation programs, including assistance with the design of a new LTI program. Previously, our compensation committee retained Reda & Associates as an independent compensation consultant in connection with an evaluation of the compensation arrangements of our named executive officers and directors. In connection with the renewal of our CEO’s employment agreement and his 2010 LTI grant, Reda & Associates updated our compensation study. Reda & Associates’ analysis of relevant market data was derived from a peer group of comparable companies and from survey data. The initial peer group consisted of the following companies:

• Acxiom Corporation	• Equifax Inc.	• Polycom, Inc.
• Alliance Data Systems Corporation	• Global Payments Inc.	• Sybase, Inc.
• Blackboard Inc.	• Informatica Corporation	• Sykes Enterprises, Incorporated
• Cbeyond, Inc.	• J2 Global Communications, Inc.	• TIBCO Software Inc.
• ChoicePoint, Inc.	• JDA Software Group, Inc.	• The TriZetto Group, Inc.
• Citrix Systems, Inc.	• Lawson Software, Inc.	• VeriSign, Inc.
• CSG Systems International, Inc.	• NeuStar, Inc.	• West Corporation
• Epicor Software Corporation	• Nuance Communications, Inc.

*	The following companies are no longer publicly traded: Blackboard Inc., ChoicePoint, Inc., Epicor Software Corporation, Lawson Software, Inc., Sybase, Inc. and The Trizetto Group, Inc.

Reda & Associates selected these companies because they were similarly-situated to us in terms of size and industry, they have executive officer positions that are comparable to ours in terms of breadth and scope of responsibilities, and we compete with them for director and executive talent. The peer group is not the same group of companies that are part of the S&P Software and Services index we used for purposes of our stock performance graph in our annual report on Form 10-K for the year ended December 31, 2011, because we are unaware of any single competitor that provides all of the services that we deliver.

Our compensation study concluded that total compensation for each of our named executive officers was competitive with the market. Our compensation committee does not target or set compensation as a specific benechmark percentile of the peer group data or apply a specific formula to determine any adjustments to overall or individual executive pay. Instead, our compensation committee considers the results of the compensation study and

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the publicly-available compensation data as reported by our peer group as one of many factors and as a basis for general guidance and comparison in determining compensation for our executive officers.

The compensation study also noted that the companies in the peer group provide higher total compensation opportunities than similarly-sized companies in the broader U.S. market, which we believe underscores the highly competitive nature of the industry in which we compete for directors, executives and employees.

Elements of Our Executive Compensation Program

Our executive compensation program consists primarily of the following integrated components: base salary, incentive bonus awards and long-term equity incentive awards, which together make up an executive officer’s total direct compensation in a given year or performance period. This program is rounded out with perquisites and other executive benefits and severance arrangements. Our compensation committee has chosen these elements of compensation in order to create flexible packages that reflect the long-term interests of our business while rewarding both the achievement of the short-term and long-term performance goals of our company and the individual executive officer.

Our CEO’s compensation package differs from that of the other named executive officers given his role and responsibilities for the overall management and strategic direction of our company as a whole, as well as his substantial obligations as the primary voice of our company. In addition, our compensation committee recognizes that he was our founder and has been a contributing factor to our success since our inception.

Base Salary

Base salaries are fixed components of each executive officer’s total direct compensation, in contrast to incentive and equity compensation, which is at risk based on performance, continued employment or both. Other elements of our executive compensation, such as incentive bonuses, are determined as a percentage of base salary. In setting base salaries, our compensation committee considers the executive officer’s experience, length of service, scope of responsibility and accountability and his personal contribution to the financial and operational performance of our company.

In response to the continued impact of the global recession on our business and as part of our efforts to responsibly manage all company discretionary expenditures, in 2009, we froze salaries across all levels of the organization, including the named executive officers. Since that time, we have awarded raises to select other employees upon assumption of additional duties, a promotion or in order to retain the employee. In addition, we eliminated any automatic base salary increases, as previously provided for in certain of our executive officers’ employment agreements prior to 2005.

The table below sets forth the annual base salaries of our named executive officers for 2011 and 2010, as well as the percentage change and the date the salary went into effect:

Named Executive Officer	2011 Salary ($)	Percentage Change from 2010	Salary Effective Since
Boland T. Jones	900,000	0	January 1, 2005
David E. Trine	375,000	0	February 19, 2009
Theodore P. Schrafft	500,000	0	January 28, 2008
David M. Guthrie	400,000	0	June 30, 2008

Incentive Bonus Awards

We design our incentive bonus awards to reward our executive officers for short-term performance and the achievement of strategic results on a quarterly and annual basis. Each executive officer’s annual bonus is at risk based on how well our company and the executive officer perform.

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All of our named executive officers were eligible for incentive cash bonuses in 2011, with 80% of the target bonuses for our executive officers for the calendar year allocated to the achievement of quarterly targets (20% per quarter) and 20% allocated to the achievement of annual targets. Because financial bonus metrics are based upon cumulative rather than stand-alone quarterly targets, we effectively pay 40% of bonuses based on annual targets. We do not guarantee any bonus for any of our named executive officers. In addition, Mr. Jones was also eligible to receive incentive stock bonuses having a value equal to the cash bonuses he earned during 2011 granted in the form of restricted stock and subject to an 18-month holding period. We believe that Mr. Jones’ performance-based stock bonus awards provide a material incentive by offering potential increased stock ownership tied directly to performance metrics.

Target Opportunities

Incentive bonus awards are designed to focus management attention and effort on the attainment of pre-established, objective performance goals. Each executive officer is assigned a target award opportunity, expressed as a percentage of base salary, as further described below. Each executive officer’s bonus depends on his performance against performance objectives, which can be 0% for failure to achieve targets or as much as 150% of the target opportunity for superior performance.

The table below sets forth the annual target bonus opportunity of our named executive officers for 2011 and 2010, as well as the percentage change and the date the target bonus opportunity went into effect:

Named Executive Officer	2011 Target Bonus Opportunity (as a % of base salary)	2011 Target Bonus Opportunity ($)	Percentage Change from 2010	Target Bonus Opportunity Effective Since
Boland T. Jones	100	900,000 cash (1)	0	January 1, 2005
David E. Trine	60	225,000	0	January 21, 2010
Theodore P. Schrafft	150	750,000	0	January 22, 2008
David M. Guthrie	60	240,000	0	January 21, 2010

(1) Mr. Jones is also eligible to receive a stock bonus awards having a value equal to his cash bonus.

Performance Goals

Each executive officer’s performance and contribution towards the success of our company is reflected in what they receive as incentive bonus awards. These awards reflect an assessment of an executive officer’s contribution to our achievement of corporate goals (including financial measures), as well as the degree of challenge in their position. Our compensation committee establishes performance objectives each year, generally in January, using pre-determined objective metrics based upon company financial metrics, as well as certain individual objectives based upon company strategic initiatives depending on each executive officer’s role in our company. The performance objectives are based on our internal operating plan budget each year, as recommended by our executive management to, and approved by, our board of directors. We believe that these objectives adequately motivate executive officers to meet company objectives which, if achieved, will result in value to our shareholders.

Specific performance objectives and the relative weightings varied among our executive officers depending on individual position, priorities and effects on financial results and represent areas where our compensation committee believes that the executive officers should focus their energies to drive growth in our business. We believe that this individual assessment promotes accountability for each executive officer’s performance and helps differentiate our executive compensation based on performance.

Bonus criteria for all of our named executive officers:

•	include shared financial metrics of revenues and adjusted EBITDA as performance targets;

•	are based on constant foreign currency exchange rates; and
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•	provide an opportunity to achieve greater than 100% of target for superior performance, with conformed sliding scales and data between points interpolated on a straight-line basis based upon cumulative rather than stand-alone quarterly targets for the shared financial metrics.

We believe that including shared financial metrics and increased bonus opportunity for overachievement in all of our executive officers’ bonus criteria is appropriate because our executive management group needs to operate as a team to achieve our company objectives. In addition, we fund the bonus pool for other eligible employees based upon our achievement of these shared financial metrics.

In January 2011, our compensation committee approved the performance criteria for incentive bonus awards for 2011 for our named executive officers, as set forth below:

Boland T. Jones and Theodore P. Schrafft	David E. Trine	David M. Guthrie

Each of our named executive officers may earn between 70% and 150% of his target bonus awards applicable to revenues and adjusted EBITDA criteria based on a sliding scale for achievement of 90% to greater than or equal to 110% of goals related to these bonus criteria. This sliding scale is set forth below, with data between points interpolated on a straight-line basis:

Performance Percentage of Target	Payout Percentage of Bonus Earned
<90	0
90	70
95	85
100	100
105	125
110 or greater	150

Days sales outstanding, or DSOs, and technology development goals are not subject to a sliding scale.

Our 2011 operating plan goals were based on the expectation that the global economy would modestly grow during 2011 and contemplated our continued return to revenue growth. Despite the anemic economic recovery, we exceeded target on our shared financial metrics on a combined basis of approximately 100.7%.

Our actual 2011 year end results as compared to the shared financial metrics from our 2011 internal operating plan budget were as follows (in thousands):

Performance Target	2011 Operating Plan ($)	2011 Actual Results (at constant currency rates) ($) (1)	Percentage Achievement	Payout Percentage
Revenues	455,094	470,170	103.3	116.6
Adjusted EBITDA	82,003	80,362	98.0	94.0

(1)	Please see the table in Appendix A to this proxy statement for calculation of these non-GAAP financial measures and for reconciliation to the most directly comparable GAAP measures. These non-GAAP financial
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measures may differ materially from comparable or similarly titled measures provided by other companies and should be considered in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.

We do not publicly disclose certain specific quarterly or annual operating objectives, which are based on our confidential, internal operating plan for the fiscal year. Historically, we have not provided public financial guidance on a quarterly basis and only provide annual ranges for revenues and earnings. We are not disclosing the specific quarterly or annual performance targets for the other goals discussed above because we believe such disclosure would cause us competitive harm by providing competitors and other third parties with insights into our targeted financial metrics and planning process that may indicate the priority we place on certain strategic initiatives. For example, our CTO’s technology goals are linked directly launches of, and enhancements to, our virtual meeting services, which are inherently sensitive in nature and reflect the intended timing of the introduction of our new services. We believe that competitors could use this information in devising their own market and growth strategies in attempts to compete more successfully with us.

The performance targets are intended to be realistic and reasonable, but challenging, in order to drive sustainable growth and performance and are generally set at amounts to show improvement over the prior years. Overall, we believe that our incentive bonus awards require strong performance in order to achieve target compensation and that our executive officer’s relative pay appears to be aligned with relative performance. Challenging performance targets for incentive awards are demonstrated by the achievement of 100% of target incentives in 2011 for the first time since 2007, with no executive officer achieving maximum incentives in the last six years.

Our financial results significantly improved in 2011, resulting in achievement of 107% and 72%, respectively, of the possible maximum and target incentive bonus awards payouts against the shared financial metrics. The bonus amounts for each of our named executive officers increased in 2011 as compared to 2010 based on our company’s achievement against the shared financial metrics in 2011. Each of Messrs. Jones’ and Schrafft’s bonuses increased by 24%, Mr. Trine’s increased by 16% and Mr. Guthrie’s increased by 23% compared to 2010.

Performance against these metrics resulted in the following percentage achievement against target in each quarter and for fiscal year 2011:

Percentage Achievement

Performance Target	Q1	Q2	Q3	Q4	Annual
Revenues	103.4	103.2	103.2	103.3	103.3
Adjusted EBITDA	101.5	100.7	98.5	98.0	98.0
DSO	100.0	100.0	100.0	100.0	100.0
Technology Development	100.0	100.0	96.7	85.0	95.4

Based on these achievements, our named executive officers earned the following 2011 bonuses as a percentage of their target bonus award payouts:

Named Executive Officer	Target ($)	Actual ($)	Percentage of Target
Boland T. Jones (1)	900,000	965,824	107
David E. Trine	225,000	234,075	104
Theodore P. Schrafft	750,000	804,853	107
David M. Guthrie	240,000	251,168	105

(1) Mr. Jones is also eligible to receive a stock bonus awards having a value equal to his cash bonus.

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The following chart illustrates the achievement against target and maximum incentive bonus award payouts for our CEO’s bonuses from 2009 – 2011, which we believe demonstrates the challenging nature of our financial targets:

2011 CEO Performance Bonus Summary

Year	% of Target	% of Maximum
2011	107	72
2010	87	58
2009	57	38

The Grants of Plan-Based Awards in Fiscal Year 2011 table shows the threshold, target and maximum incentive bonus awards that each of our named executive officers was eligible to receive in 2011. Their actual incentive cash bonus awards earned in 2011 are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Long-Term Equity Incentive Awards

We believe that long-term equity incentive awards reward and assist with the retention of company leaders. By aligning financial rewards with the economic interests of our shareholders, executive officers are encouraged to be proactive and forward-looking in meeting challenges in our competitive business and in working toward achieving our long-term strategic objectives. We believe that multi-year equity incentive awards serve as an important compensation link between an executive officer’s decision making and the long-term outcomes of decisions. In order to foster this perspective, we currently use restricted stock awards as our long-term equity vehicle for our named executive officers. Our compensation committee believes that restricted stock is a useful equity award vehicle because both increases and decreases in stock price affect the value of restricted stock, which provides a level of incentive even during periods of general market or industry stagnation or declines, when our stock price may be affected by such conditions or when favorable company performance may not be reflected in our stock price. Restricted stock awards encourage executive officers to manage our company from the perspective of an owner with a continuing equity stake in our business. Award recommendations are made on the basis of an executive officer’s level of responsibility, contribution and value to the overall management of our company. Our restricted stock grants to executive officers, other than the stock portion of Mr. Jones’ annual incentive bonus award, which is subject to an 18-month holding period, vest over three-year periods.

Since 2010, one-third of equity awards granted under our LTI program vest based on our company’s financial performance and two-thirds vest based on time over a three-year period. The performance metrics used for determining vesting of these shares are the same metrics used to determine incentive bonuses.

Our compensation committee approved one LTI award to a named executive officer in 2011 as follows:

Named Executive Officer	Number of Shares Time-Vested	Number of Shares Performance-Based	Total Number of Shares
David M. Guthrie	66,667	33,333	100,000

Mr. Guthrie’s last stock award was granted in 2007. Two-thirds of these shares vest in equal annual installments of 25%, 25% and 50%, and one-third are performance-based and will vest in three equal annual installments based upon achievement of specified revenue and adjusted EBITDA performance targets.

Approximately 97% of the 2011 annual performance component of these LTI awards vested in 2012 based on 2011 performance.

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Because our company overachieved on our revenue target for 2011, a portion of performance-based shares that did not vest based on 2010 performance vested as set forth in the following chart:

Named Executive Officer	Target Number of Shares to Vest	Number of Shares Vested	Over-Achievement Shares Vested (1)	Total Shares Vested
Boland T. Jones	75,000	72,749	2,806	75,555
Theodore P. Schrafft	16,667	16,167	624	16,791
David M. Guthrie	11,111	10,777	N/A	10,777

(1)	Messrs. Jones, Schrafft and Guthrie have an additional 11,295, 2,510 and 334 shares, respectively, that will be forfeited unless they vest based on overachievement of performance targets in subsequent years.

Our compensation committee believes that a mix of service and performance-based LTI awards provides a reasonable balance to promote retention and deliver on financial goals. In 2012, we enhanced our existing policy by adopting a renewed pay-for-performance commitment that 50% of the shares awarded to our CEO in the future will be performance-based.

Perquisites and Other Executive Benefits

We provide our named executive officers with various retirement savings, health and welfare and other broad-based employee benefits generally available to all of our employees. We maintain a broad-based qualified 401(k) defined contribution plan in which our named executive officers are eligible to participate, along with a substantial majority of our employees. Historically, we provided a discretionary match up to 3% of our employees’ contributions, which vests according to a schedule based on length of service. However, we suspended this match indefinitely as part of our initiatives to evaluate our cost structure beginning in the second quarter of 2009. We do not offer pension plans or supplemental retirement programs to our executive officers or employees.

We also offer limited perquisites to our named executive officers to ensure competitiveness at the senior leadership level and in order to minimize distractions from, and allow our executive officers to devote additional time to, our company initiatives. We generally provide our executive officers with some or all of the following perquisites:

•	life insurance and supplemental disability premiums, which are designed to provide our executive officers with enhanced benefits greater than the life and disability benefits available under our broad-based health and welfare benefits that we offer to all employees due to the benefit limitations within these programs;

•	professional fees associated with tax and estate planning and tax preparation;

•	club membership dues;

•	auto allowance;

•	work place secured parking; and

•	spousal travel for our annual sales incentive trip.

Each year we hold a company sales incentive trip to award the top achievers in our sales and service organization. If they so choose, all participants may be accompanied by their spouse or a guest, and in certain years depending upon the location of the trip, their children. In 2011, all of our named executive officers attended the trip accompanied by their spouse, for whom we paid the cost of the trip. For information on the incremental cost of these perquisites and other personal benefits to our company, see footnote 6 to the Summary Compensation Table. In addition, on certain occasions, a named executive officer’s spouse or other family member may accompany him while traveling on business on a charter flight when such family member is invited to attend an event or for an

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appropriate business purpose or if the aircraft is already flying to a destination for business purposes. In each of those instances in 2011, the additional incremental costs as a result of family members accompanying such officers was considered to be de minimis and, as a result, we do not include such amounts in the Summary Compensation Table in this proxy statement.

Severance Arrangements

In order to attract and retain highly-qualified executive officers, employment agreements with our executive officers contain specified severance benefits under certain conditions and provisions upon a change in control of the company. We believe that our severance arrangements, including the conditions under which such benefits are triggered and the amount of such benefits, are comparable to those provided by similar companies and are designed to be competitive with market practices. Termination, severance payments and benefits and change in control provisions for our named executive officers are described under “Potential Payments Upon Termination or Change in Control.”

Other Compensation Considerations

Anti-Hedging Policy

Our insider trading policy prohibits our directors, named executive officers and other designated personnel from engaging in short sales or transactions in puts, calls or other derivative securities involving our stock, holding our stock in a margin account or pledging our stock as collateral for a loan.

Tax Deductibility

Section 162(m) of the tax code places a limit of $1.0 million on the amount of compensation that we may deduct in any one year with respect to any one of our named executive officers. However, qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. While our compensation committee generally seeks to maximize the deductibility of compensation to our executive officers, to maintain flexibility in compensating our executive officers, our compensation committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when it believes that such payments are appropriate. Accordingly, certain components of our executive compensation program are designed to be qualifying performance-based compensation under Section 162(m), while others may not be.

Equity Grant Practices

We do not seek to time the grant of stock awards to take advantage of the release of material non-public information. Our company’s general practices provide that, for our executive officers, the price of the stock award grant will be the closing price of our common stock on the date of the approval of the award by our compensation committee. For our employees who are not executive officers, stock awards are granted on the last day of a fiscal quarter or year using the closing price on the grant date or on the last trading day prior to the grant date if the grant date falls on a non-trading day, as approved by our CEO pursuant to delegated authority and ratified by our compensation committee. Board and committee meetings to approve stock awards are generally scheduled a year in advance. We may make grants on other dates, but strive to avoid “off cycle” grants to the extent possible.

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EXECUTIVE COMPENSATION

The following table sets forth the compensation for our named executive officers.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3) (4)	Non-Equity Incentive Plan Compensation ($) (5)	All Other Compensation ($) (6)	Total ($)
Boland T. Jones Chairman of the Board and Chief Executive Officer	2011 2010 2009	900,000 900,000 900,000	— — —	965,824 6,375,640 513,900	965,824 779,890 513,900	90,222 91,104 117,629	2,921,870 8,146,634 2,045,429

David E. Trine Executive Vice President, Finance and Chief Financial Officer	2011 2010 2009	375,000 375,000 320,192	— — 50,000	— — 882,000	234,075 202,484 175,261	— — —	609,075 577,484 1,427,453

Theodore P. Schrafft President	2011 2010 2009	500,000 500,000 500,000	— — —	— 955,500 —	804,853 649,908 428,250	27,859 31,050 34,773	1,332,712 2,136,458 963,023

David M. Guthrie Chief Technology Officer	2011 2010 2009	400,000 400,000 400,000	— — —	762,000 — —	251,168 203,579 289,496	— — 13,673	1,413,168 603,579 703,169

(1)	For 2009, Mr. Trine’s annual base salary was prorated from his February 19, 2009 start date.

(2)	For 2009, the amount reflects Mr. Trine’s $50,000 signing bonus.

(3)	Amounts shown reflect the aggregate fair value of the awards on the date they were granted, computed in accordance with ASC 718. The grant date fair value of the stock awards is based on the fair market value of the underlying shares on the date of grant. The amounts reported also include certain de minimis amounts (less than $20) for each award that were paid in cash in lieu of fractional shares from the restricted stock bonus awards earned in 2011, 2010 and 2009.

(4)	Amounts include LTI restricted stock awards for all named executive officers granted in 2011, 2010 and 2009. For Mr. Jones, amounts also include quarterly and annual incentive stock bonus awards earned during 2011, 2010 and 2009, with the fourth quarter and annual incentive stock bonus awards distributed in the first quarter of the following year on the same date that cash bonuses were paid by us to all of our eligible employees. The 2011 and 2010 incentive bonus criteria under which the restricted stock awards were made are described under “Compensation Discussion and Analysis — Elements of Our Executive Compensation Program — Incentive Bonus Awards.”

(5)	Amounts include quarterly and annual incentive cash bonus awards earned and paid in 2011, 2010 and 2009, except for fourth quarter and annual incentive cash bonus awards, which were earned in the prior year but paid in the first quarter of the following year. The 2011 incentive bonus criteria under which the incentive cash bonus awards were made are described under “Elements of Our Executive Compensation Program — Incentive Bonus Awards.” For 2009, Mr. Trine earned a prorated portion of his first quarter cash bonus award.

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(6)	“All Other Compensation” for 2011 for the named executive officers includes the following:

•	For Mr. Jones, various perquisites and benefits, including professional fees associated with tax and estate planning and the preparation of tax returns, supplemental disability premiums, club membership dues, auto allowance, work place secured parking, spousal travel for annual sales incentive trip and $30,000 in life insurance premiums.

•	For Mr. Schrafft, various perquisites and benefits, including supplemental disability and life insurance premiums, auto allowance, work place secured parking and spousal travel for our annual sales incentive trip.

•	For Mr. Guthrie, the aggregate incremental cost of his perquisites was less than $10,000.

•	For Mr. Trine, the aggregate incremental cost of his perquisites was less than $10,000.

Supplemental Realized Compensation Table

To supplement the disclosure in the Summary Compensation Table set forth above required under applicable SEC rules, we have included the additional table below, which presents total compensation for each of our named executive officers reporting stock awards based upon the amount expensed for financial statement reporting purposes in accordance with ASC 718 rather than the full grant date value in the year of grant. Unlike many companies, we have historically granted LTI awards on a triennial basis rather than an annual basis. Our compensation committee believes that presenting the amount expensed for LTI awards more closely reflects and approximates our compensation study’s methodology, which utilized a straight-line method of valuing LTI awards over their vesting periods, thereby assisting our shareholders’ understanding of our compensation actions and providing more meaningful year-over-year comparisons of compensation. This difference causes the stock award and total amounts reported on the Supplemental Realized Compensation Table below to differ substantially from the amounts determined under SEC rules as reported in the Summary Compensation Table. This information is for illustrative purposes only and is not intended to replace or be a substitute for the Summary Compensation Table. It should be noted that there is no assurance that the named executive officers will actually realize the value attributed to these awards even in this supplemental table, since the ultimate value of the restricted stock will depend on when the named executive officer sells the shares.

Supplemental realized COMPENSATION TABLE

Name and Principal Position	Year	Stock Awards Expense ($) (1)	Total Realized Compensation ($) (2)
Boland T. Jones Chairman of the Board and Chief Executive Officer	2011 2010 2009	2,817,846 2,546,904 2,366,241	4,773,892 4,317,898 3,897,770
David E. Trine Executive Vice President, Finance and Chief Financial Officer	2011 2010 2009	281,783 294,020 214,491	890,858 871,504 759,944
Theodore P. Schrafft President	2011 2010 2009	322,026 641,644 893,799	1,654,738 1,822,602 1,856,822
David M. Guthrie CTO	2011 2010 2009	201,796 499,660 850,901	852,964 1,103,239 1,554,070

(1)	Amounts shown reflect the dollar amount expensed for financial statement reporting purposes in accordance with ASC 718. The amount expensed for financial statement reporting purposes approximates the annualized value of the stock awards. For Mr. Jones, the annualized value of his stock awards was $2,765,250 consisting
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of one-third of the full grant date value of his 2010 LTI award plus his target stock bonus opportunity. The annualized value of the stock awards also approximates the value of vested stock awards during each fiscal year calculated by multiplying the number of shares vested by the closing price of our common stock on the vesting date. For example, for Mr. Jones, the value of shares vested in 2011 and in 2012 for 2011 performance was $2,823,942. Our compensation committee considered all of these presentations for comparison purposes.

(2)	Represents the sum of salary, bonus, non-equity incentive plan compensation and all other compensation computed in accordance with the Summary Compensation Table plus the amount expensed for LTI awards.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2011

	Grant Date (1)	Compensation Committee Approval Date (1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Possible Payouts Under Equity Incentive Plan Awards (2) (3)			All Other Stock Awards: Number of Shares of Stock or Units (#) (4)	Grant Date Fair Value of Stock and Option Awards ($) (2) (5)
Name			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Boland T. Jones	4/29/11 7/22/11 10/28/11 2/17/12	1/21/11 1/21/11 1/21/11 1/21/11	— — — —	180,000 180,000 180,000 360,000	270,000 270,000 270,000 540,000	— — — —	22,756 20,408 19,047 38,918	34,134 30,612 28,571 58,378	— — — —	201,926 (6) 197,453 (6) 187,421 (6) 379,009 (6)
David E. Trine		1/21/11 1/21/11 1/21/11 1/21/11	— — — —	45,000 45,000 45,000 90,000	63,000 63,000 63,000 126,000	— — — —	— — — —	— — — —	— — — —	— — — —
Theodore P. Schrafft		1/21/11 1/21/11 1/21/11 1/21/11	— — — —	150,000 150,000 150,000 300,000	225,000 225,000 225,000 450,000	— — — —	— — — —	— — — —	— — — —	— — — —
David M. Guthrie		1/21/11 1/21/11 1/21/11 1/21/11 3/31/11	— — — — —	48,000 48,000 48,000 96,000 —	64,800 64,800 64,800 129,600 —	— — — — —	— — — — —	— — — — —	— — — — 100,000	— — — — 762,000

(1)	Our compensation committee approved the 2011 incentive bonus criteria subject to achievement of performance targets as described under “Compensation Discussion and Analysis — Elements of Our Executive Compensation Program — Incentive Bonus Awards” for quarterly and annual incentive cash bonus awards on January 21, 2011 for all of our named executive officers. If earned, the cash bonus amounts were paid and stock bonus awards were distributed, in the case of Mr. Jones, on the date of the first payroll following each of our earnings releases (which are the same dates that cash bonuses were paid by us to all eligible employees, as practical), with the stock bonus awards vesting the next business day, subject to 18-month holding period restrictions. Messrs. Trine, Schrafft and Guthrie were not eligible for stock bonus awards during 2011.

(2)	Amounts shown reflect our named executive officers’ opportunities to earn incentive bonus awards. 2011 incentive bonus criteria were set and incentive bonuses were earned during 2011, even though the fourth quarter and annual incentive cash bonuses were paid, and the stock bonus awards were distributed, in the case of Mr. Jones, in the first quarter of 2012. Because these awards are quarterly or annual and are all earned in
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2011, the actual incentive cash bonus amounts are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. None of our named executive officers were guaranteed any bonus, and each of our named executive officers could have earned an amount less than or greater than his target bonus awards applicable to the shared financial metrics of revenues and adjusted EBITDA criteria based on the sliding scale discussed above. For example, each of our named executive officers must achieve at least 90% performance to receive any payout and could have earned between 70% and 150% of his target bonus awards applicable to these shared financial metrics based on the sliding scale achievement of 90% to greater than or equal to 110% of these metrics. Upon company achievement of 90% of the shared financial targets of revenues and adjusted EBITDA, our named executive officers would receive the following 70% bonus payouts: (i) for Mr. Jones, $126,000, $126,000, $126,000 and $252,000; (ii) for Mr. Trine, $25,200, $25,200, $25,200 and $50,400; (iii) for Mr. Schrafft, $105,000, $105,000, $105,000 and $210,000; and (iv) for Mr. Guthrie, $23,520, $23,520, $23,520 and $47,040. For Mr. Trine and Guthrie, only 80% and 70%, respectively, of their bonuses are based on these shared financial targets, which are subject to the sliding scale. Information regarding the incentive bonus criteria and a general description of the formula used to calculate these incentive awards is described under “Compensation Discussion and Analysis — Elements of Our Executive Compensation Program — Incentive Bonus Awards.”

(3)	For Mr. Jones, amounts shown reflect the opportunity to earn incentive stock bonuses. Shares issued as incentive stock bonuses were granted under our 2004 plan. The number of shares granted was determined by dividing the dollar amount of the relevant cash bonus by the per share closing price of our common stock on the date of grant, with fractional shares paid in cash. These shares vest on the next business day after grant and are subject to an 18-month holding period restriction.

(4)	Two-thirds of these LTI awards vest over three years and one-third are performance-based and vest only upon company achievement of specified annual financial targets. Approximately 97% of the 2011 annual performance component of Mr. Guthrie’s LTI award vested in 2012 based on 2011 performance.

(5)	Grant date fair values of stock awards are calculated according to ASC 718. Amounts do not sum to the “Stock Awards” column of the Summary Compensation Table because certain de minimis amounts (less than $20) were paid in cash in lieu of fractional shares.

(6)	Holding period restrictions expire October 29, 2012, January 22, 2013, April 28, 2013 and August 17, 2013 for each of Mr. Jones’ respective stock bonus awards, which were distributed on April 29, 2011, July 22, 2011, October 28, 2011 and February 17, 2012, respectively.

OUTSTANDING EQUITY AWARDS AT 2011 FISCAL YEAR-END

Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (9)	Equity Incentive Plan Awards: Number of Unearned Shares or Other Rights Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Other Rights Not Vested ($) (7)
Boland T. Jones	150,000 75,555	(1) (2)	1,270,500 639,951	— 86,295	(3)	— 730,919
David E. Trine	50,000	(4)	423,500	—		—
Theodore P. Schrafft	50,002 16,791	(5) (2)	423,517 142,220	— 19,177	(3)	— 162,429
David M. Guthrie	66,667 10,777	(6) (2)	564,669 91,281	— 22,556	(3)	— 191,049

(1)	Shares of restricted stock vest in four equal quarterly installments of 37,500 shares.

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(2)	Shares of performance-based restricted stock were earned and vested for fiscal year 2011 in the first quarter of 2012, based upon achievement of specified annual revenue and adjusted EBITDA performance targets.

(3)	For Messrs. Jones and Schrafft, shares of performance-based restricted stock may vest in one annual installment of 75,000 shares and 16,667 shares, respectively, for fiscal year 2012 in the first quarter of 2013. For Mr. Guthrie, shares of performance-based stock may vest in two annual installments of 11,111 shares for each of fiscal year 2012 and 2013 in the first quarter of 2013 and 2014, respectively. For Messrs. Jones, Schrafft and Guthrie, includes 11,295, 2,510 and 334 shares, respectively, that may vest based on the overachievement of the performance targets.

(4)	50,000 shares of restricted stock vested on March 31, 2012.

(5)	Shares of restricted stock vest in two equal quarterly installments of 8,333 shares and four equal quarterly installments of 8,334.

(6)	Shares of restricted stock vest in three annual installments of 16,666, 16,667 and 33,334 shares beginning on March 31, 2012.

(7)	Calculated using the closing price of our common stock on December 30, 2011 of $8.47.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2011

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (4)
Boland T. Jones	326,252 (1)	2,438,789
David E. Trine	25,000 (2)	190,500
Theodore P. Schrafft	47,364 (3)	346,825
David M. Guthrie	—	—

(1)	Includes 113,102 shares for the aggregate stock bonus awards for the fourth quarter and year ended 2010, which were distributed in the first quarter of 2011, and the first three quarters of 2011. An aggregate of 48,010 of these shares were withheld to pay the tax liability upon vesting. An aggregate of 65,092 net shares were issued, which had a net realized value of $505,298. These shares vested the next business day after date of grant and are subject to 18-month holding period restrictions from date of grant. These shares are also reported under the Grants of Plan-Based Awards in Fiscal Year 2011 table, except for the fourth quarter and annual stock bonus awards for Mr. Jones which are earned in the fourth quarter of each year but are not distributed until the first quarter of the following year. Includes 150,000 shares for the time-vested portion of Mr. Jones’ 2010 LTI award, which vested on the last day of each calendar quarter in 2011. An aggregate of 63,672 of these shares were withheld to pay the tax liability upon vesting. An aggregate of 86,328 net shares were issued, which had a net realized value of $658,035. Includes 63,150 shares for the performance-based portion of Mr. Jones’ 2010 LTI award, which vested on March 7, 2011. An aggregate of 26,807 of these shares were withheld to pay the tax liability upon vesting. An aggregate of 36,343 net shares were issued, which had a net realized value of $240,227.

(2)	Amounts shown represent a time-vested restricted stock award, which was granted prior to 2010 and vested on March 31, 2011.

(3)	Includes 33,332 shares for the time-vested portion of Mr. Schrafft’s 2010 LTI award, which vested on the last day of each calendar quarter in 2011. An aggregate of 14,148 of these shares were withheld to pay the tax liability upon vesting. An aggregate of 19,184 net shares were issued, which had a net realized value of
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$146,230. Includes 14,032 shares for the performance-based portion of Mr. Schrafft’s 2010 LTI award, which vested on March 7, 2011. An aggregate of 5,956 of these shares were withheld to pay the tax liability upon vesting. An aggregate of 8,076 net shares were issued, which had a net realized value of $53,382.

(4)	Value realized represents the fair market value of the underlying shares on the vesting dates multiplied by the number of shares vested.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We have entered into employment agreements with each of our named executive officers that provide for severance payments or benefits upon termination of employment and change of control.

Voluntary Termination

A named executive officer is not entitled to receive any severance payment or benefits upon his voluntary decision to terminate employment with us. The executive officer would be entitled to receive a pro-rata portion of his base salary through his termination date and any earned and accrued bonus compensation, as applicable.

Termination With or Without Cause

A named executive officer is not entitled to receive any severance payment or benefits upon termination for cause. The executive officer would be entitled to receive a pro rata portion of his base salary through his termination date and any earned and accrued bonus compensation, as applicable. A named executive officer is entitled to receive severance payments and certain benefits upon termination by us without cause before and after a change in control, as provided in each executive officer’s employment agreement.

Termination for cause generally includes:

•	the willful and continued failure of an executive to substantially perform his duties;

•	the willful engaging by an executive in illegal conduct or gross misconduct, which has, or reasonably may be expected to have, a substantial, adverse effect upon us; and

•	with respect to each of the named executive officers other than Mr. Jones, (1) the executive’s violation of any written company policy; (2) the executive’s indictment, conviction or entry of a plea of guilty or nolo contendere for the commission or perpetration of any felony or any crime involving dishonesty, embezzlement, theft, moral turpitude or fraud; or (3) the breach of any material term in his employment agreement.

Termination for Good Reason

Our named executive officers are entitled to receive severance payments and certain benefits upon termination for good reason by the executive officer before or after a change in control, as provided in each executive officer’s employment agreement. Only Mr. Jones is entitled to severance for termination for good reason before a change in control pursuant to his employment agreement. Messrs. Schrafft’s, Trine’s and Guthrie’s employment agreements provide for severance benefits upon termination for good reason only within 24 months after a change in control. Termination for good reason requires prior written notice by an executive officer.

Termination for good reason generally includes:

•	the assignment to the executive of any duties inconsistent with the executive’s position, authority, duties or responsibilities with us or any other action by us that results in a diminution in such position, authority, duties or responsibilities;

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•	a material reduction in the executives’ base salary or, with respect to each of Messrs. Jones and Schrafft, his bonus opportunity;

•	a material breach by us of any of the provisions in an executive’s employment agreement; or

•	requiring the executive to be based at any office or location other than at specified company office locations.

Change in Control

The employment agreements with each of our named executive officers contain change in control provisions whereby certain severance payments and benefits would be triggered upon the occurrence of a change in control of our company. When evaluating a potential change in control, our named executive officers face possible loss of employment and previously granted unvested restricted stock awards. We believe that providing change in control benefits should eliminate, or at least reduce, the reluctance of these officers to pursue potential change in control transactions that may be in the best interests of our shareholders by providing them with a measure of financial protection. Our compensation committee has approved amendments to each named executive officer’s employment agreement for the purpose of bringing such agreements into documentary compliance with Section 409A of the tax code. These amendments provide that any severance payable before or after a change in control will be paid in a lump sum within 75 days following the effective date of termination. In addition, our employment agreements and stock plans do not contain liberal change in control definitions, and define a change in control of our company as the consummation of a transaction to ensure that executives will not receive severance payments or acceleration of stock awards without an actual change in control occurring, which we believe is better aligned with corporate governance best practices.

The change in control severance provisions in the employment agreements of our named executive officers require a double trigger, which means that both a change in control and an involuntary loss of employment must occur. Messrs. Schrafft, Trine and Guthrie may terminate their employment for good reason only within 24 months after a change in control. With respect to each of our named executive officers, if in contemplation of, or within 24 months after, a change in control, a named executive officer’s employment is terminated by us or our successor for failure to renew his agreement, certain severance payments would be triggered. In addition, all named executive officers unvested restricted stock will fully vest upon a change in control. We believe this type of vesting is an effective means to retain our named executive officers through completion of a value-creating transaction, especially given that equity represents a significant portion of each officer’s total compensation.

A change in control of our company includes the occurrence of any of the following events:

•	the acquisition of 50% or more of our voting securities;

•	the members of our board of directors ceasing to constitute at least 60% of our board;

•	a merger, consolidation or reorganization involving the company;

•	a complete liquidation or dissolution of the company; or

•	the sale or other disposition of all or substantially all of our assets.

The following table describes the potential payments and benefits to which each of our named executive officers would be entitled upon a change in control, or upon termination of employment either before or after a change in control or by reason of death or disability. The values assume the change in control or termination of employment was effective as of December 31, 2011. A discussion of termination of employment and change of control provisions contained in employment agreements with each of our named executive officers is set forth in “Executive Compensation — Individual Employment Agreements.” The amounts in the table exclude distributions under our 401(k) plan that is generally available to all salaried employees. The amounts in the table also exclude the value of equity awards that were vested by their terms on December 31, 2011.

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Name	Benefit	Termination without Cause or for Good Reason before a Change in Control ($)	Termination without Cause or for Good Reason after a Change in Control ($)	Change in Control (Absent Termination of Employment) ($)	Disability ($)	Death ($)
Boland T. Jones	Salary (1)	2,691,000	2,691,000	—	1,125,000 (4)	—
	Bonus (1)	5,775,628	5,775,628	—	—	—
	Acceleration of equity awards (2)	1,270,500	2,641,370	2,641,370	2,641,370	2,641,370
	Health and welfare benefits continuation (3)	89,986	89,986	—	—	5,000 (4)
	Life insurance	45,000	45,000	—	—	—
	Total	9,872,114	11,242,984	2,641,370	3,766,370	2,646,370

Name	Benefit	Termination without Cause before a Change in Control ($)	Termination without Cause or for Good Reason after a Change in Control ($)	Change in Control (Absent Termination of Employment) ($)	Death or Disability ($)

David E. Trine	Salary (1)	750,000	750,000	—	—
	Bonus (1)	91,771	91,771	—	—
	Acceleration of equity awards (2)	423,500	423,500	423,500	423,500
	Health and welfare benefits continuation (3)	23,452	23,452	—	—
	Total	1,288,723	1,288,723	423,500	423,500

Theodore P. Schrafft	Salary(1)	1,000,000	1,000,000	—	—
	Bonus(1)	315,841	315,841	—	—
	Acceleration of equity awards (2)	70,581	728,166	728,166	728,166
	Health and welfare benefits continuation (3)	23,452	23,452	—	—
	Total	1,409,874	2,067,459	728,166	728,166

David M. Guthrie	Salary (1)	800,000	800,000	—	—
	Bonus (1)	97,812	97,812	—	—
	Acceleration of equity awards (2)	141,161	847,000	847,000	847,000
	Health and welfare benefits continuation (3)	23,452	23,452	—	—
	Total	1,062,425	1,768,264	847,000	847,000

(1)	See “Individual Employment Agreements” for a description of these severance benefits.

(2)	All named executive officers’ equity awards fully vest upon a change in control of the company and upon death or disability. All of Mr. Jones’ time-vested equity awards also fully vest upon a termination without cause or for good reason prior to a change in control while his performance-vested equity awards would be forfeited. The next tranche of equity awards vest upon a termination without cause for Messrs. Trine, Schrafft and Guthrie, except for Messrs. Schrafft and Guthrie’s performance-based equity awards, which would be forfeited. The dollar value is based on the $8.47 closing price of our common stock on December 30, 2011.

(3)	Health and welfare benefits continuation amounts are based upon the type of insurance we carried on each applicable named executive officer valued at the premium in effect on January 1, 2012.

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(4)	Mr. Jones’ maximum disability benefit equals 100% of his base salary payable for the first year, then 50% of his base salary for the next six months. Mr. Jones’ employment agreement also provides for a $5,000 death benefit.

Individual Employment Agreements

Boland T. Jones

In 2010, we entered into an amendment to Mr. Jones’ employment agreement providing for a renewal of his existing agreement for a three-year term. The amendment did not change his restrictive covenants or the amounts of his annual base salary, target cash and stock bonus opportunities, perquisites or severance arrangement. In approving the amendment, our compensation committee determined, based in part on our updated compensation study, to reduce the term of Mr. Jones’ agreement from five years to three years and to provide that a portion of his LTI award be performance-based.

The current term of Mr. Jones’ employment agreement expires on January 1, 2013. Thereafter, it renews automatically for successive one-year periods unless either party elects not to renew at least 30 days prior to expiration of the term. If we terminate his employment for any reason other than cause, death, disability or if he resigns for good reason, either before or after a change in control, Mr. Jones will be entitled to severance compensation equal to 2.99 times the greater of (1) the sum of his annual base salary in effect at the date of his termination plus 200% of his target cash bonus for the year in which his termination occurs or (2) the sum of the highest annual base salary plus 200% of the highest cash bonus paid to him for any of the three calendar years prior to the date of termination. This severance amount will be payable in a lump sum within 75 days following the effective date of his termination. If, in contemplation of, or during the 24-month period following, a change in control, we or our successor terminates Mr. Jones by failing to renew his agreement, he will be entitled to severance compensation as if his employment was terminated without cause and his severance amount will be payable in a lump sum within 75 days following the effective date of termination. In addition, upon termination of Mr. Jones’ employment without cause or for good reason, or in the event that we fail to renew the term of his employment agreement, he will continue to participate in any of our dental, disability, life, or similar programs in which he participated immediately prior to termination for the longer of 18 months or the remaining term of his agreement as if such termination had not occurred. This benefit would include the continuation of a $3.0 million life insurance policy on Mr. Jones. Mr. Jones also will continue to participate in any of our medical or health plans and programs in which he participated immediately prior to such termination for a period of 60 months after the date of termination without cause or for good reason, or for a period of 24 months following the termination of his employment agreement due to our failure to renew its term.

After taking into account the views of some of our shareholders and evolving market practices, our independent directors, with Mr. Jones’ full support and consent, amended his employment agreement to remove the excise tax gross-up provision in May 2011. In addition, our independent directors adopted a policy that it will not include any such provisions in future agreements or material amendments or extensions of existing agreements.

Mr. Jones’ employment agreement provides that he will not compete with the company, solicit any of our employees or customers or disclose confidential information during the term of his employment and for one year thereafter.

Theodore P. Schrafft, David E. Trine and David M. Guthrie

We have also entered into employment agreements with each of our other named executive officers. The current term of each such officer’s employment agreement expires on December 31, 2012. It renews automatically for successive one-year periods unless either party elects not to renew at least 90 days prior to expiration of the term. If we terminate the officer’s employment without cause either before or after a change in control or, if during the 24-month period following a change in control, he terminates his employment for good reason, or if in contemplation of, or during the 24-month period following, a change in control we or our successor terminates his employment by failing to renew his agreement, the officer will be entitled to severance compensation equal to 200% of his base annual salary in effect on the date of termination and a pro-rata portion of any quarterly bonus earned with respect to the calendar quarter in which the date of termination occurs. In addition to this severance amount, the officer will

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receive the cost of COBRA coverage for 18 months following the date of termination. These severance amounts will be payable in a lump sum within 75 days following the effective date of termination.

These employment agreements provide that the officer will not compete with the company, solicit any of our employees or customers during the term of his employment and for one year thereafter. These employment agreements also prohibit the officer from disclosing confidential business information during the term of his employment and for two years thereafter.

PROPOSAL 2
ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

As required by Exchange Act rules which were adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are holding an advisory vote to approve the compensation of our named executive officers as described in this proxy statement. This proposal affords our shareholders the opportunity to express their views on our overall compensation philosophy, policies and programs described in this proxy statement for our named executive officers. This vote is not intended to address any specific item or decision.

We believe that the specific actions taken in response to our 2011 say-on-pay vote, together with our existing compensation practices, have addressed any concerns of our shareholders. We encourage you to review the information detailed under the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement for additional details about our executive compensation programs.

Our board of directors endorses our company’s executive compensation program as disclosed in this proxy statement under the headings “Compensation Discussion and Analysis” and “Executive Compensation” and the accompanying compensation tables and related narrative disclosure and recommends that shareholders vote in favor of the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K of the Securities Exchange Act of 1934, as amended, including the Compensation Discussion and Analysis section, compensation tables and narrative disclosure is hereby APPROVED.”

Because the vote is advisory, it will not be binding upon our board of directors or our compensation committee, and neither our board nor our compensation committee will be required to take any action as a result of the outcome of the vote on this proposal. Although the resolution is non-binding, our board of directors and our compensation committee value the opinions of our shareholders and will consider the outcome of the advisory vote on executive compensation and those opinions when making future compensation decisions.

Our board of directors unanimously recommends a vote “FOR” the approval of the compensation of our named executive officers, as disclosed in this proxy statement.

CERTAIN TRANSACTIONS

Our board of directors has adopted a statement of policy with respect to related person transactions, which sets forth in writing the policies and procedures for the review, approval or ratification of any transaction (or any series of similar transactions) in which we, including any of our subsidiaries, were, are or will be a participant and the amount involved exceeds $5,000, and in which any related person had, has or will have a direct or indirect material interest. For purposes of the policy, a “related person” is:

•	any person who is, or at any time since the beginning of our last fiscal year was, our executive officer or director or a nominee to become one of our directors;

•	any shareholder owning in excess of five percent of our company;
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•	any immediate family member of any of the foregoing persons; or

•	any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a five percent or greater beneficial ownership interest.

Our board of directors has determined that the audit committee is best suited to review and approve related person transactions. Prior to the consummation of, or material amendment to, a related person transaction, our audit committee reviews the transaction and considers all relevant facts and circumstances, including, but not limited to:

•	the benefits to us from the transaction;

•	the impact on a director’s independence, if applicable;

•	the availability of other sources for comparable products or services;

•	the terms of the transaction; and

•	the terms available to unrelated third parties or employees generally.

Our audit committee approves only those related person transactions that are in, or are not inconsistent with, the best interests of our company and our shareholders. Other than a transaction involving compensation that is approved by our compensation committee, we will consummate or continue a related person transaction only if our audit committee has approved or ratified it in accordance with the guidelines set forth in the policy and the transaction is on terms comparable to those that could be obtained in arm’s length dealings in the ordinary course with unrelated third parties. Based on the conclusions reached, our audit committee evaluates all options, including but not limited to, ratification, amendment, rescission or termination of the related person transaction.

In 2011, no related party transactions required approval by our audit committee, and there are no transactions or currently proposed transactions in which our company is or will be a participant and the amount involved exceeds $120,000 and in which any related person has or will have a direct or indirect material interest.

AUDIT COMMITTEE REPORT

Our amended and restated audit committee charter specifies the scope of the audit committee’s oversight role and how it carries out its activities. See “Corporate Governance Matters — Audit Committee.” Our management has primary responsibility for our financial statements and reporting process, including our systems of internal controls. Our independent auditors are responsible for performing an independent audit of our consolidated financial statements and our internal control over financial reporting in accordance with generally accepted auditing standards and issuing a report thereon. Our audit committee oversees these processes and annually appoints our independent auditors for the upcoming year.

Our audit committee has reviewed and discussed our December 31, 2011 audited financial statements with management and with Ernst & Young, our independent registered public accounting firm for 2011. Our audit committee also has discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61 “Communication with Audit Committees,” as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board, or PCAOB.

Our audit committee also discussed with Ernst & Young those matters required to be discussed by the auditors with the audit committee under the rules adopted by the PCAOB. Our audit committee received and discussed with the independent auditors their annual written report on their independence from our company and management, as required by the PCAOB rules. Our audit committee considered with the independent auditors

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whether the provision of non-audit services provided by them to our company during 2011 was compatible with their independence.

Based on the review and discussions referred to above, our audit committee recommended to the board, and our board approved, the inclusion of the 2011 audited financial statements in our annual report on Form 10-K for the year ended December 31, 2011 that was filed with the SEC on March 12, 2012.

The foregoing report has been submitted by the members of the audit committee.

W. Steven Jones, Chairman
Wilkie S. Colyer
K. Robert Draughon, member as of August 23, 2011
Raymond H. Pirtle, Jr.

The foregoing Report of the Audit Committee does not constitute “soliciting material” and should not be deemed to be “filed” with the SEC or incorporated by reference into any of our other filings under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this report by reference in any of those filings.

INDEPENDENT PUBLIC ACCOUNTANTS

Ernst & Young served as our independent registered public accounting firm for the year ended December 31, 2011, and our audit committee has appointed Ernst & Young to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

AUDIT MATTERS

Our audit committee selected Ernst & Young to serve as our independent registered public accounting firm for the year ended December 31, 2011, which decision was ratified by our shareholders at our 2011 annual meeting. The following table shows the aggregate fees billed to us for audit and permitted non-audit services in the years ended December 31, 2011 and 2010 by Ernst & Young:

	2011 ($)	2010 ($)
Audit fees	1,174,953	1,217,093
Audit-related fees	—	691,904
Tax fees	360,963	485,027
All other fees	—	—
Total fees	1,535,916	2,394,024

“Audit fees” include fees for professional services rendered by Ernst & Young for the fiscal year ended December 31, 2011 and 2010 for the audits of our annual consolidated financial statements included in our annual reports on Form 10-K and for the reviews of our quarterly financial statements included in our quarterly reports on Form 10-Q for the fiscal years ended 2011 and 2010. The audit fees also included fees associated with the audit of the effectiveness of our internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002. In addition, the audit fees include statutory audits of certain of our foreign subsidiaries’ financial statements. We have converted amounts relating to international statutory audits to U.S. dollars.

“Audit-related fees” consist of fees for the audit of our PGiSend business, which we sold in October 2010.

“Tax fees” include fees for domestic and international tax compliance, planning and advice.

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Our audit committee pre-approved all audit and permitted non-audit services provided by Ernst & Young in 2011 and 2010 and has considered whether the provision of such permitted non-audit services is compatible with maintaining Ernst & Young’s independence.

Our audit committee charter requires the audit committee to pre-approve all audit and permitted non-audit services provided to us by our independent auditors and permits the audit committee to delegate pre-approval authority to a member or members of the audit committee provided that any pre-approvals made pursuant to such delegated authority are presented to the full audit committee at its next meeting. Our audit committee has delegated such authority to our audit committee chairman.

PROPOSAL 3
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed Ernst & Young to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2012. Ernst & Young served in this capacity for fiscal year 2011, with our shareholders ratifying the selection for 2011 at last year’s annual meeting. As part of the selection process, our management and audit committee members reviewed the firm’s performance for 2011 and considered the following matters:

•	the firm’s independence and any relationships between us and the firm that may bear on the independence of the audit firm;

•	the quality of the audit engagement team;

•	the firm’s experience, client service, responsiveness and technical experience;

•	the firm’s leadership, management structure and compliance programs;

•	the firm’s role and performance in certain non-audit services for us; and

•	the appropriateness of fees proposed.

Representatives of Ernst & Young are expected to be present at the annual meeting via video or audio conference, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Shareholder ratification of the appointment of Ernst & Young as our independent registered public accounting firm is not required by our bylaws or otherwise. The board of directors, however, is submitting the selection of Ernst & Young to our shareholders for ratification as a matter of good corporate governance. If the shareholders fail to ratify the selection, the audit committee will reconsider whether to retain this audit firm. Even if the selection is ratified, our audit committee in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of us and our shareholders.

Our board of directors unanimously recommends that shareholders vote “FOR” the ratification of the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

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EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information, as of December 31, 2011 about our common stock that may be issued under all of our existing equity compensation plans.

	As of December 31, 2011
Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders (1)	227,835 (2)	9.98	3,922,638 (3)
Equity compensation plans not approved by security holders (4)	—	0.00	—
Total	227,835	9.98	3,922,638

(1)	Includes our 1995 stock plan, 2004 plan and directors stock plan. We froze our 1995 stock plan and will not issue additional awards under this plan.

(2)	Includes shares issuable pursuant to the exercise of stock options outstanding under our 2004 plan and directors stock plan.

(3)	As of December 31, 2011, we had 2,672,353 and 1,250,285 remaining shares available for issuance under our 2004 plan and directors stock plan, respectively. We had an aggregate of 1,742,920 shares of restricted stock or other full value awards outstanding. We had an aggregate of 227,835 stock options outstanding over a weighted-average remaining term of 0.79 years.

(4)	We do not have any awards outstanding under any equity compensation plans not approved by shareholders.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers, directors and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership of such securities with the SEC and NYSE. Officers, directors and greater than ten percent beneficial owners are required by applicable regulations to furnish us with copies of all Section 16(a) forms they file.

We are required to describe in this proxy statement whether we have knowledge that any person required to file such a report may have failed to do so in a timely manner. In this regard, all of our directors, all officers subject to the reporting requirements and each beneficial owner of more than ten percent of any class of our common stock satisfied all applicable filing requirements, except that Mr. Harris inadvertently failed to timely file a Form 4 to report shares sold, and Mr. Draughon inadvertently failed to report shares owned indirectly as custodian under the Uniform Gift to Minors Act. The Form 4s were subsequently filed. The foregoing is based upon reports furnished to us.

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OTHER MATTERS

We do not know of any other matters to be submitted at the annual meeting. If any other matters properly come before the annual meeting, the persons named in the enclosed form of proxy intend to vote the shares they represent in accordance with their judgment.

A copy of our annual report on Form 10-K for the year ended December 31, 2011, including financial statements, exhibits and any amendments thereto, our 2012 proxy statement and proxy card as filed with the SEC, may be obtained without charge upon written request to Premiere Global Services, Inc., c/o Investor Relations, 3280 Peachtree Road, N.E., The Terminus Building, Suite 1000, Atlanta, Georgia 30305, by emailing investors@pgi.com or by calling 1-800-749-9111. Our 2011 Form 10-K and our 2012 proxy statement are also available on our website at www.ar2011.pgi.com.

By Order of the Board of Directors,

/s/ Scott Askins Leonard
Atlanta, Georgia	Scott Askins Leonard
April 23, 2012	Secretary

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APPENDIX A

PREMIERE GLOBAL SERVICES, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(in thousands)

Year Ended
December 31, 2011
(Unaudited)
Revenues for Bonus Calculations (1)
Net revenues, as reported	$473,834
Impact of fluctuations in foreign currency exchange rates	(3,664)
Revenues for Bonus Calculation	$470,170
Adjusted EBITDA for Bonus Calculations (1) (2)
Operating income, as reported	$ 35,956
Depreciation	30,831
Amortization	6,365
Equity-based compensation	6,757
Asset impairments	456
Excise tax expense	352
Net legal settlements and related expenses	399
Acquisition/divestiture-related costs(3)	—
Adjusted EBITDA	$ 81,116
Impact of fluctuations in foreign currency exchange rates	(753)
Adjusted EBITDA for Bonus Calculations	$ 80,363

(1)	Revenues and adjusted EBITDA performance targets are based on constant foreign currency exchange rates as set forth in our 2011 operating plan. 2011 actual results are calculated for bonus purposes using the foreign currency exchange rates as set forth in the 2011 operating plan in order to more accurately measure performance against pre-established targets. Our compensation committee utilizes revenues and adjusted EBITDA on a constant currency basis as performance targets for incentive purposes because they believe that these metrics provide meaningful comparisons of our past, present and future financial performance and assist in highlighting the results of, and identifying trends in, our continuing operations by excluding non-cash items that management expects to be recurring costs, including depreciation, amortization and equity-based compensation, as well as non-recurring items that are unrelated to our continuing operations, including asset impairments, excise tax expense, net legal settlements and related expenses and acquisition-/divestiture-related costs, which are not completely within management’s control or do not reflect our ongoing core operations or underlying growth. For example, excluding the impact of foreign currency exchange rates from bonus calculations facilitates period-to-period comparisons of actual financial results without the distortion of these fluctuations.

(2)	Adjusted EBITDA is determined as operating income, as reported, before depreciation, amortization, asset impairments, excise tax expense, net legal settlements and related expenses and acquisition- or divestiture-related costs and excludes equity-based compensation.

(3)	Management did not seek bonus relief for approximately $91,000 of acquisition-related costs incurred in 2011.

A-1

*** Exercise Your Right to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to Be Held on June 13, 2012.

PREMIERE GLOBAL SERVICES, INC.

PREMIERE GLOBAL SERVICES, INC.

3280 PEACHTREE RD NE, SUITE 1000

ATLANTA, GA 30305

Meeting Information

Meeting Type:	Annual Meeting
For holders as of:	April 5, 2012
Date: June 13, 2012	Time: 10:00 AM MDT
Location:	Antlers Hilton Hotel
4 South Cascade Avenue
Colorado Springs, CO 80903

You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

—      Before You     —
Vote

Proxy Materials Available to VIEW or RECEIVE:

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

NOTICE AND PROXY STATEMENT ANNUAL REPORT

How to View Online:

Have the information that is printed in the box marked by the arrow XXXX XXXX XXXX (located on the following page) and visit: www.proxyvote.com.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) BY INTERNET: www.proxyvote.com

2) BY TELEPHONE: 1-800-579-1639

3) BY E-MAIL*: sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow XXXX XXXX XXXX (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before May 30, 2012 to facilitate timely delivery.

—      How To     —
Vote

Please Choose One of the Following Voting Methods

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow XXXX XXXX XXXX available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Voting Items

The Board of Directors recommends you vote FOR all of the nominees FOR election as directors in proposal 1 and FOR proposals 2 and 3.

1.       Election of Directors

Nominees:

01) Boland T. Jones

02) Wilkie S. Coyler

03) K. Robert Draughon

04) John R. Harris

05) W. Steven Jones

06) Raymond H. Pirtle, Jr.

07) J. Walker Smith, Jr.

2.       Advisory vote to approve the compensation of our named executive officers.

3.       Ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for our fiscal year ending December 31, 2012.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

2

PREMIERE GLOBAL SERVICES, INC.
3280 PEACHTREE RD NE, SUITE 1000
ATLANTA, GA 30305

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M46314-P24804                      KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PREMIERE GLOBAL SERVICES, INC.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominees(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR all of the nominees for election as directors in proposal 1 and FOR proposals 2 and 3.	0	0	0

1.	Election of Directors

Nominees:

01)	Boland T. Jones
02)	Wilkie S. Coyler
03)	K. Robert Draughon
04)	John R. Harris

05)	W. Steven Jones
06)	Raymond H. Pirtle, Jr.
07)	J. Walker Smith, Jr.

		For	Against	Abstain

2.	Advisory vote to approve the compensation of our named executive officers.	0	0	0

3.	Ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for our fiscal year ending December 31, 2012.	0	0	0

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

	Yes	No
Please indicate if you plan to attend this meeting.	0	0

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON JUNE 13, 2012:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M46315-P24804

PREMIERE GLOBAL SERVICES, INC. Annual Meeting of Shareholders

June 13, 2012 10:00 AM MDT

This proxy is solicited by the Board of Directors and may be revoked by the Shareholders prior to its exercise

The undersigned hereby appoints Boland T. Jones and Scott Askins Leonard, each with full power of substitution, acting jointly or by either of them if only one be present and acting, attorneys and proxies to vote in the manner specified on your proxy card (according to the number of shares which the undersigned would be entitled to cast if then personally present), all the shares of common stock, par value $.01 per share, of Premiere Global Services, Inc. held of record by the undersigned at the close of business on April 5, 2012, at the annual meeting of shareholders to be held at 10:00 a.m. local time, on Wednesday, June 13, 2012, at the Antlers Hilton Hotel, 4 South Cascade Avenue, Colorado Springs, Colorado 80903, including any adjournments or postponements thereof.

This Proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. If no direction is made, this Proxy will be voted "FOR" the election of all directors on Proposal 1, will be voted "FOR" the resolution approving the compensation of our named executive officers on an advisory basis on Proposal 2, will be voted "FOR" the ratification of the appointment of Ernst &Young LLP as the independent registered public accounting firm for our fiscal year ending December 31, 2012 on Proposal 3, and will be voted with discretionary authority as permitted by Rule 14a-4(c) of the Securities Exchange Act of 1934, as amended, on all other matters that may properly come before the annual meeting or any adjournment thereof of which we did not have notice on or before December 31, 2011. If no direction is made, any shares held under Premiere Global Services, Inc.'s 401(k) Plan will be voted in accordance with the provision of the 401(k) Plan.

Continued and to be signed on reverse side